UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___)
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LIMELIGHT NETWORKS, INC.
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Dear Fellow Shareholders:
Digital transformation is a disruptive force the likes of which has no precedent. It continues to accelerate and spares no industry, business, strategy or process. For companies, it brings both challenge and opportunity and requires them to become more agile, execute flawlessly and to rethink aspects of how they deliver their value proposition continuously. In our hyper connected and natively digital world, growth and profitability are inextricably linked to a company's ability to create an exceptional digital experience. One that is faster, safer and easier to operate. Limelight is no exception.
Our heritage of delivering high-performance, digital experiences across a world-class, global network has provided us the opportunity to build a global brand. That alone, however, has not been enough to realize the growth, profitability and shareholder value-creation we should expect.
2021 marks the beginning of a journey that we will take to transform Limelight into a company better equipped to compete and win in this digital economy. We will help our clients deliver better digital experiences to their customers, create better returns for our shareholders, and provide our employees an environment in which they can grow, develop and win. Doing so, requires us to rethink how we deliver our value proposition. It requires us to become a company that:
•Prioritizes solving our clients’ unmet needs
•Helps digital builders be more productive with our edge platform
•Offers edge solutions that improve business productivity, performance and protection
•Operates with agility, urgency, focus and transparency
•Empowers our talent and embraces accountability to client and shareholder outcomes
Challenge and Opportunity are Two Sides of the Same Coin
In my first 90 days, with the help of AlixPartners, we have been digging into every facet of our company, our clients and our industry. I have found our clients to be supportive and our employees committed and capable. We have identified areas where there are immediate opportunities for improvement, and others that are longer term in nature. Most importantly, everything I have seen has validated my initial thesis. We have a very meaningful long-term opportunity available to us, but we also face a few short-term headwinds and challenges to overcome. While solvable, they require us to adjust our strategy and execution. After ninety days, my enthusiasm for the opportunity available to us has only grown.
Our near-term challenges are no different than what is found in any maturing technology industry:
•Commoditization: our once innovative and highly valued service has become commoditized in its current form and we are often in a multi-CDN supplier environment.
•Hyper Competitive: differentiation is primarily measured by performance and cost where the difference between providers can be as small as a fraction of a percent or penny.
•Low Switching Costs: in a multi-CDN environment, our clients can route traffic to us, or away from us, within seconds.

•Price Compression: commoditization and minimal switching costs have a heavy influence on industry prices. This naturally results in on-going price compression.
Despite these headwinds, it is hard to ignore the very large, and growing, unmet industry need for a global delivery network that can seamlessly integrate a set of edge orchestration capabilities. A business solution platform that delivers native performance (ultra-low latency), protection (embedded security tools) and improves productivity for digital builders is a solution the market is demanding.
We have established a go-forward strategy that we believe will result in overcoming our short-term headwinds and uniquely position us to address this large, unmet market need. Our strategy builds on the foundation of our strongest assets, such as our global, scaled network and operational know-how. It also incorporates the redesign of various elements of our value proposition. It will be implemented across three strategic pillars, each of which supports the others to create shareholder value.
Focusing on the Basics Will Improve and Strengthen our Operational Foundation
Pillar 1: Improve our Core
We have begun the journey of implementing a new operating model for Limelight. This new operating model is built on metrics, process discipline, and specifically creates improvements to client performance and costs while building a culture more equipped for speed, transparency and accountability. Highlights include:
•Client Performance: Our global network is sophisticated and powerful, but our clients expect more from us. We have established a global performance team staffed with our best engineering and operating experts to focus on the continuous improvement of our global network performance to ensure our network continues to meet their needs. We have chartered that team with one clear objective: achieve and maintain best-in-class client SLA performance as defined by our clients (not by Limelight).
•Simplified Organization Structure: We recently announced, what will prove to be, the first of many steps to improve our cost structure. In essence, we reduced the number of layers in the organization and organized teams into focused Centers of Excellence (CoEs) with clear accountability. While it was difficult to realign and reduce our workforce, we are more efficient and the combined annualized savings from this first step is expected to be approximately $15 million annually.
•Cost Optimization: We will be a company that continuously seeks opportunities to be more efficient going forward. We have also implemented a CoE, equipped with an optimization model and processes that are designed to identify and implement opportunities to reduce cost through automation, architectural improvements, buying power and technology improvements on a continuous basis.
•Performance Values: We have re-centered the company around a core set of performance values. How we behave as a company may be the most important element in improving our long-term success. At the heart of everything we do is our people. They are talented, passionate and up for the challenge. Talent by itself is not enough - we must also embrace behaviors that create exceptional results. We have begun the process of implementing five core values into the fabric of our culture and are already seeing improvements. They are:

1.Client Obsessed: Give clients our full attention, they pay for it
2.Ownership: Think like owners that are accountable for business outcomes
3.Execution: Work proactively with discipline and urgency
4.Design Thinking: Create better experiences through simplicity and efficiency
5.First Team: Radical collaboration and commitment to our fellow team members

We Can Grow Toward our Future Self
Pillar 2: Expand our Core
On a solid foundation of efficiency and performance, we are building a growth platform by redesigning our commercial and product motions to support a “land and expand” strategy. We believe this, coupled with new, edge-based tools and solutions, will accelerate growth. The key elements of our Expand pillar will be:
•Sales & Marketing Effectiveness: We are replacing our “top-of-funnel”, consumer-based approach with one that drives pipeline development and growth through strong alignment between our Sales and Marketing organizations. Marketing and new sales efforts will be focused on core growth market segments where we have the right-to-win and a compelling ability to land-then-expand the relationships.
•Client Success: The center of our business is our valued clients. Historically, we have had a traditional “account management” function that we are radically shifting to a “client success” model. Client Relationship Managers are matched with Client Performance Managers that, together, have the objective to ensure proactive client success. Dedicated technical resources and new operational disciplines are being deployed to anticipate client needs and grow as their needs evolve.
•Price Optimization: In the midst of the price compression trend, we are studying our costs and network utilization for each client from both a performance and margin perspective. We believe we have a short-term opportunity to win new customer business and think differently about how we price our services. Early analyses indicate a potential to pivot from a static pricing approach to one that is a yield-management model. We are continuing to explore our pricing structures with the goal of creating a dynamic approach that will service our clients’ needs and improve the utilization of our network.
The Edge is Coming of Age and We Can Participate
Pillar 3: Extend our Core
The cloud has transformed the cost/performance paradigm for applications and content through scale and centralization. The economic benefits are undeniable; however, these benefits, by themselves, do not create exceptional digital experiences. To do so, digital builders need to easily load content faster, personalize it more and protect it outside of a controlled environment.
Companies are seeking to augment the scale and centralization benefits the cloud offers, with platforms that can provide low-latency, real-time processing and security in a hybrid/hyperconnected model. In effect, the solution paradigm shifts from a focus solely on centralization to one of centralization augmented with distribution and localization, more commonly referred to as the Edge. It should be no surprise that an IDC study predicts that by 2025, 30% of the world’s data will need real-time processing.
For Limelight, it is no longer enough to merely deliver video with excellence - we must extend to web and enterprise content and provide our clients with a platform where they can access low-latency, real-time processing and hyperconnected security for all their content. We will put powerful, differentiated edge capabilities in the hands of our clients. Doing so requires us to evolve our traditional content delivery network (CDN) to what we are calling an eXperience Delivery Network (XDN). We have begun the required assessment and planning work and look forward to sharing our broader edge strategy in more detail in early summer. From there, we will continuously bring more unique capabilities to the market each quarter. We believe the powerful combination of our global XDN delivery network and our edge orchestration platform positions us to deliver business solutions for our clients that enable digital experiences with unmatched productivity, performance and protection. We are prepared to take bold steps to enable Limelight to innovate at the same rate that years ago allowed us to pioneer the world’s most capable video delivery network.
Closing Thoughts
I joined Limelight because I am a big believer in investing in asymmetric risk. Here, the challenges are temporary but the opportunities long and without limit. I will not gloss over the fact that our current position is unacceptable, but I will be relentless in our pursuit to become the company we all want Limelight to be. Within three years, we aspire to be a Rule-of-40 company that provides value for each of our key stakeholders.
Our clients will recognize Limelight as a leading edge-orchestration platform that delivers business solutions powered with a world class global XDN. Our shareholders will know Limelight to be a company that has consistently improving financial performance, and our employees will experience a culture that rewards extraordinary results in kind and where they can grow and develop their careers.
More details on the strategy highlighted in this letter will be shared in an early summer strategy update meeting. An announcement of the date and participation details will be shared approximately one month in advance of the event via press release. Please join us for the discussion where feedback and questions will be welcome.
I thank you for your continued support and investment in us. Together, let’s build a great company.
Bob Lyons
CEO

Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Date:	Thursday, June 3, 2021
Time:	9:00 a.m. local time
Place:	Limelight Networks Global Headquarters
1465 North Scottsdale Road, Suite 400
Scottsdale, Arizona 85257
Dear fellow stockholders:
You are cordially invited to attend the Limelight Networks 2021 Annual Meeting of Stockholders. The Annual Meeting will be held at the Limelight Networks Global Headquarters, located at 1465 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85257. However, as part of our precautions regarding the COVID-19 outbreak, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission as additional proxy materials.
Matters to be voted on

1.	Election of Doug Bewsher and Marc DeBevoise as Class II directors.
2.	Ratification of Ernst & Young LLP as independent registered public accounting firm.
3.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
Record Date
Close of business on April 9, 2021.
A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2020, and how to vote will be mailed on or about Friday, April 23, 2021, to all stockholders entitled to vote at the meeting.

By order of the Board of Directors,

James R. Todd
Vice President of Legal & Assistant Secretary
April 23, 2021
The Proxy Statement and the Annual Report to Stockholders are available free of charge at
http://www.limelight.com/annual-meeting-21/.
YOUR VOTE IS IMPORTANT. PLEASE VOTE.
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

PROXY STATEMENT FOR 2021
ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
The enclosed Proxy is solicited on behalf of the Limelight Networks Board of Directors, or Board, for use at the Annual Meeting of Stockholders to be held on Thursday, June 3, 2021, at 9:00 a.m. local time (the Annual Meeting), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Limelight Networks Global Headquarters, located at 1465 North Scottsdale Road, Suite 400, Scottsdale, AZ 85257. However, as part of our precautions regarding the COVID-19 outbreak, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission as additional proxy materials. At the Annual Meeting, you will be asked to vote on the following matters:

1.	Election of Doug Bewsher and Marc DeBevoise as Class II directors.
2.	Ratification of Ernst & Young LLP as independent registered public accounting firm.
3.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
In this Proxy Statement, the terms "Limelight," "we," "us," and "our" in this document refer to Limelight Networks, Inc.
Please see the section titled "General Information" for more information concerning accessing proxy materials and voting your shares at our Annual Meeting of Stockholders.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified because they are not limited to historical fact or they use words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions that concern Limelight’s strategy, plans, intentions, or beliefs about future occurrences or results. We have based these forward-looking statements largely on our current expectations and projections about future events, as well as trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Forward-looking statements involve, among other things, expectations, projections, and assumptions about our strategic pillars, future priorities, challenges, operating and pricing models, culture, and growth aspirations, the anticipated financial impacts of our recent restructuring, and delivering shareholder value. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements. Investors should carefully consider the risk and uncertainties described in “Item 1A – Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Limelight Networks Proxy Statement

CORPORATE GOVERNANCE
Limelight's Board of Directors
The fundamental role of our Board of Directors is to exercise their business judgment to guide Limelight in the strategic direction and affairs that it reasonably believes to be in the best interests of Limelight and its stockholders. The Board's duty is to oversee the CEO and other senior management in their responsible and principled operation of Limelight and in the safeguarding of its assets. The Board is our authoritative decision-making body, except for those matters reserved for stockholders. During fiscal 2020, the Board held five meetings. All directors attended at least 75% of the meetings of the Board and the committees on which they served.
Board Leadership Structure
Our Board recognizes that effective board leadership structure can be dependent on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of Limelight at any point in time. Limelight's Corporate Governance Guidelines support flexibility in the structure of the Board by enabling the separation of the roles of Chairman of the Board and CEO, which it has done since 2013. The Board believes that its current leadership structure is the most optimal for Limelight, with Mr. Lyons serving as President and CEO, and Mr. Peterschmidt serving as an independent, non-executive Chairman of the Board.
Board, Committee Composition, and Independence Determinations
Limelight's directors are divided into three classes, with each classes of directors serving for staggered three-year terms. Our Board has three standing committees: Audit, Nominating and Governance, and Compensation. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board, and are non-executive directors. The Board has determined that the members of each committee meet the requirements for independence under applicable Nasdaq and SEC rules and regulations for committee membership. The Board further determined that none of its current directors, except our CEO, Bob Lyons, have any material relationship with Limelight, and are each independent.
Each committee, its membership as of April 1, 2021, its function, and the number of meetings held during fiscal 2020 are described below.

Name and Title	Director Since	Class (1)	Independent	Committee Memberships
				Audit	Comp	Nom & Gov
WALTER D. AMARAL(2)	2007	Class I	✓
SCOTT GENEREUX	2017	Class I	✓
PATRICIA HADDEN	2018	Class I	✓
DOUG BEWSHER	2017	Class II	✓
MARC DEBEVOISE	2018	Class II	✓
JEFFREY T. FISHER	2008	Class III	✓
DAVID C. PETERSCHMIDT (2) Non-Executive Chairman	2007	Class III	✓
BOB LYONS (3) President and CEO	2021	Class III

(1)	Terms for Class II directors expire at this Annual Meeting.

(2)	Effective April 1, 2021, David Peterschmidt was appointed as our non-executive Chairman of the Board. The role was previously held by Mr. Amaral from 2013 to 2021.

(3)	Effective February 1, 2021, Bob Lento retired from his positions as CEO and Board member. Bob Lyons was appointed to fill the vacancies created by Mr. Lento's retirement.

Limelight Networks Proxy Statement

Audit Committee
Our Audit Committee's primary function is to oversee our corporate accounting and financial reporting process. Additionally, the Committee:

➢	evaluates our independent registered public accounting firm’s qualifications, independence, and performance

➢	determines the engagement of our independent registered public accounting firm

➢	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services

➢	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law

➢	reviews our financial statements and reviews our critical accounting policies and estimates

➢	reviews and discusses with management and our independent registered public accounting firm the annual audit results, and our quarterly and annual financial statements, including any major issues regarding accounting, disclosure, auditing procedures and practices, and the adequacy of internal controls that could materially affect our financial statements
The Audit Committee held four meetings and acted by unanimous written consent one time during fiscal 2020.
Nominating and Governance Committee
Our Nominating and Governance Committee's purpose is to oversee and assist our Board in reviewing and recommending nominees for election as directors. Additionally, the Committee:

➢	assesses the performance of our Board

➢	directs guidelines for the composition of our Board to ensure that it is properly constituted to meet its fiduciary obligations to our stockholders

➢	reviews, and investigates as necessary, any concerns regarding non-financial matters reported on our corporate governance hotline

➢	reviews and administers our corporate governance guidelines, and ensures that we have and follow appropriate corporate governance standards

➢	oversees succession planning and talent development for our CEO and key executives
The Nominating and Governance Committee held three meetings during fiscal 2020.
Compensation Committee
Our Compensation Committee oversees our compensation program. Additionally, the Committee:

➢	reviews and recommends compensation and benefits policies of our officers and employees

➢	reviews and approves corporate goals and objectives relevant to compensation of the CEO, executives, and certain other key employees

➢	evaluates the performance of our executives in light of established goals and objectives

➢	sets the compensation of our executives

➢	administers the issuance of equity awards under our equity incentive plans

➢	reviews and approves a report on executive compensation and a compensation discussion and analysis for inclusion in our proxy statement
The Compensation Committee held four meetings and acted by unanimous written consent on five occasions during fiscal 2020.

Limelight Networks Proxy Statement

Corporate Governance Guidelines and Committee Charters
Our Board's foundational governance policies, including our Corporate Governance Guidelines, Code of Ethics and Business Conduct (the Code of Ethics), and the committee charters, are available at https://investors.limelight.com. From this landing page, hover over the section titled "Corporate Governance" located on the navigation bar at the top of the page, which will reveal a short drop down menu. On this menu, click on "Governance Documents." Here, you will find our Code of Ethics, Corporate Governance Guidelines, and Board committee charters.
Corporate Governance Practices and Policies
Our Board engages in the following governance practices designed to establish an independent perspective, observe prevailing governance practices, and align Board member and stockholder interests:

Chairman and CEO role separation	Our CEO is able to concentrate on providing leadership to Limelight and our non-executive Chairman provides independent Board leadership and presides over all Board meetings and executive sessions without members of management.
Director independence	Seven out of eight of our Board positions are held by strong and sophisticated independent directors with substantial executive leadership experience.
Outside advisors	The Board and its committees may independently engage outside advisors.
Board size and tenure mix	The Board has focused on having an appropriate tenure mix, with the average tenure just under seven years. Five new directors have been added since 2017. The Board has the flexibility to modify the size of the Board to ensure that it is composed of the right mix of skills and attributes necessary to fulfill its duties.
Director stock ownership and holding requirements	Each non-executive director is required to own our common stock with a market value of at least 5 times their annual cash retainer.
Board and committee self-evaluations	Our Board and committees regularly conduct performance self-evaluations facilitated by an independent third party. Throughout the process, directors are encouraged to provide feedback on individual director performance.
Director orientation	All new non-executive directors participate in our director orientation program.
Director education	Director education is provided through board materials and presentations, and other resources. Individual directors may periodically observe operational meetings. Directors are also encouraged to participate in ongoing education, and the Board considers more formal director education from time to time.
Audit Committee financial expertise	The Board has determined that all members of our Audit Committee qualify as audit committee financial experts.
Majority voting	We have a majority voting standard for uncontested director elections with a resignation policy.
Succession planning and talent development	Our Board regularly reviews succession plans for the CEO and certain other senior management positions and oversees executive talent development.
Prohibitions on hedging, pledging, and similar transactions	Our directors, executive officers, and employees are prohibited from short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.
Compensation Committee interlocks and Insider Participation
No member of our Compensation Committee has ever been a Limelight employee. None of our executives serves, or has in the past year served, as a member of the Board or Compensation Committee of any entity that has an executive serving as a member of our Board.

No related party transactions	There are currently no related person transactions with directors or executive officers.
Executive sessions	Our independent directors of the Board and Audit Committee met in executive session on a quarterly basis, led by the non-executive Chairman.
One share equals one vote	We have a single class of shares with equal voting rights.
Risk Oversight
Our management has responsibility to manage risk and to bring to the Board’s attention Limelight's most material risks. The Board has oversight responsibility of the processes established to report and monitor systems for Limelight's most material risks. The Board considers strategic and operational risks and opportunities, and regularly receives reports from the Board committees regarding risk oversight in their

Limelight Networks Proxy Statement

respective areas of responsibility. The Audit Committee regularly reviews treasury risks (insurance, credit, and debt), financial and accounting, legal and compliance risks, information technology security risks and other risk management functions. The Nominating and Governance Committee considers risks related to succession planning, and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation Committee considers risks related to the attraction and retention of executives, as well as risks relating to the design of employee compensation programs and arrangements. We have determined that it is not reasonably likely that Limelight’s compensation and benefit plans would have a material adverse effect on Limelight.
Stock Ownership Requirements for Non-Executive Directors
The Board has adopted stock ownership guidelines with respect to non-executive directors. Each non-executive director is required to own Limelight stock with a market value of at least five times his or her annual cash retainer ($40,000). Each director has up to three years from the date he or she is elected to the Board to comply with this requirement. All of our non-executive directors are currently in compliance with our stock ownership guidelines, and in many cases significantly exceeded the requirements. If a director fails to meet the ownership guidelines, the director will not be permitted to sell any shares of our common stock until the director has exceeded the required ownership level.
Annual Meeting Attendance
We do not have a formal policy regarding attendance by members of our Board at our annual meetings of stockholders. However, we encourage, but do not require, members of our board of directors to attend our annual meetings of stockholders. No directors attended our 2020 annual meeting of stockholders.
Diversity and Inclusion
The Board believes that it should seek diversity in experience and viewpoint to be represented on the Board. In selecting a director nominee, the Nominating and Governance Committee focuses on a combination of skills, professional expertise, background, and diverse viewpoints that would complement the existing Board, recognizing that Limelight’s businesses and operations are diverse and global in nature.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics that applies to our CEO, CFO, and all other Limelight employees, officers, and directors. Our Code of Ethics can be found on our investor website, https://investors.limelight.com. From this landing page, hover over the section titled "Corporate Governance" located on the navigation bar at the top of the page, which will reveal a short drop down menu. On this menu, click on "Governance Documents." Here, you will find our Code of Ethics, Corporate Governance Guidelines, and Board committee charters.
With input from relevant members of management, we regularly review and, where necessary or desired, update our Code of Ethics and related policies. The Board reviews and approves the Code of Ethics annually.
We intend to satisfy any disclosure requirement regarding an amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website, on the webpage found by clicking through to “Code of Ethics” as specified above.
Certain Relationships and Related Transactions
Agreements with Directors and Executives. We enter into compensation arrangements with our non-executive directors and executives. We also enter into indemnification agreements with each director and officer that require us to indemnify each individual for certain liabilities to which they may become subject as a result of their affiliation with Limelight to the fullest extent permitted by Delaware law, our bylaws, and our articles of incorporation.
Policies and Procedures for Related Party Transactions. Our Board has adopted a written policy requiring approval of certain transactions between Limelight and "related parties." For purposes of the policy, a “related party” consists of executive officers or directors, any stockholder beneficially owning more than 5% of our common stock, or immediate family members of any such persons. This policy is administered by the Audit Committee, and applies to any transaction or series of transactions in which Limelight (or any subsidiary) is a

Limelight Networks Proxy Statement

participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year, and any related party has a direct or indirect material interest.
Our Audit Committee must review and approve in advance any related party transaction that exceeds or is expected to exceed $5,000. All of our directors, officers, and employees are required to report any related party transaction to our Audit Committee prior to its completion. A memorandum detailing our related party transactions is provided to the Committee every quarter. The Committee reviews and approves the related party memorandum, and such approvals are documented in the Committee meeting minutes in which the related party memorandum is presented. For 2020, there were no related party transactions.
Communicating with the Board of Directors
Any stockholder who desires to contact any of the members of our Board may write to the following address:
Board of Directors
c/o Corporate Secretary, Limelight Networks, Inc.
1465 North Scottsdale Road, Suite 400
Scottsdale, AZ 85257
Communications received in writing will be collected, organized, and processed by our Secretary, who will distribute the communications to the members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board or an independent director, or our management or independent advisors, as the Secretary considers appropriate.
If you would like to report any issues or concerns regarding Limelight's governance, accounting, internal accounting controls, or auditing matters, you can also do so (on an anonymous basis, if desired) using our confidential Corporate Governance Hotline, which is available to you 24x7x365 by phone or secure web form, accessible on our investor website https://investors.limelight.com or at https://www.whistleblowerservices.com/llnw/.

Limelight Networks Proxy Statement

DIRECTORS
Director Qualifications
The Nominating and Governance Committee's objective is to ensure that the Board is properly constituted to meet its fiduciary obligations to our stockholders and that Limelight has and follows appropriate corporate governance standards. Starting from this objective, the Committee seeks director candidates for nomination and appointment who have, among other things, diverse executive leadership experience, excellent decision-making skill, business acumen, relevant expertise, integrity, and sound business judgment. The Committee also considers uniqueness of perspective, length of service, and other commitments. The Committee believes that at least one member of the Board meet the criteria as an audit committee financial expert, and that a majority of the members of the Board meet the Nasdaq independent director standard. The Committee also believes it may be appropriate for certain members of our management, in particular the CEO, to participate as a member of the Board. Please see “Information About the Directors and Nominees” for a discussion of the particular experience, qualifications, attributes, and skills relative to each member of the Board that led the Board to conclude that each director should serve on Limelight’s Board.
Identification and Evaluation of Nominees for Directors
The Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service, or if the Committee or the Board decides not to nominate a member of such class of directors for re-election, then the Committee will identify a new nominee using the qualification criteria described above. Current members of the Committee and the Board are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. The Committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board. Candidates may also come to the attention of the Committee through management, stockholders, or other persons.
In evaluating a candidate, the Committee may take such measures that it considers appropriate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Committee, the Board, or management. The Committee does not implement a different evaluation process for candidates that are nominated for election to the Board by stockholders or other persons.
After such review and consideration, the Committee selects, or recommends that the Board select, the slate of director nominees.
Stockholder Recommendations and Nominations
The Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement. A stockholder desiring to recommend a candidate for election to the Board should direct the recommendation in writing to:
Corporate Secretary, Limelight Networks, Inc.
1465 North Scottsdale Road, Suite 400
Scottsdale, Arizona 85257
A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and Limelight within the last three years. Any candidates properly recommended in accordance with

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the foregoing requirements by stockholders will be considered in such manner as the members of our Committee deem appropriate.
Nominees
We have a classified Board. Our Board currently consists of three Class I directors, two Class II directors, and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.
The Nominating and Governance Committee selected Doug Bewsher and Marc DeBevoise as nominees for election to Class II of the Board at the Annual Meeting. Messrs. Bewsher and DeBevoise are current directors. Mr. Bewsher was previously elected by the stockholders at the 2018 annual meeting and Mr. DeBevoise's appointment began in November 2018. If elected, Messrs. Bewsher and DeBevoise will each serve as a director until our annual meeting in 2024, until their respective successors are elected and qualified, or their earlier resignation or removal.
Information About the Directors and Nominees
The Board is presently composed of eight members, seven of whom are independent directors. In 2021, Robert Lento retired from his roles as CEO and director. Concurrent with Mr. Lento's retirement, the Board appointed our new CEO, Bob Lyons, to fill this vacancy, and Mr. Lyons accepted this appointment and agreed to serve as a director. Mr. Lyons became a Class III Board member, with the initial term of his appointment expiring at our 2022 annual meeting.
Below is a brief account of each director’s business experience and the attributes that led to the conclusion that each director should serve as a director for Limelight. The Board believes that each director and nominee individually has the necessary skills and experiences that, taken together, provide us with the variety and depth of knowledge and judgment necessary to provide effective oversight of our business.
Class I Directors

Walter D. Amaral
Experienced Financial and Technology Executive
Mr. Amaral, 69, has served as a director on our Board since 2007, and was the Chairman of our Board from 2013 through 2021. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from 2000 to 2006. Prior to that, from 1997 to 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From 1995 to 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From 1992 to 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From 1977 to 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.
Mr. Amaral served as the Chairman of our Board for eight years and is currently the Chairman of the Audit Committee. He brings a valuable perspective to the Board and the Audit Committee based on his extensive financial and business executive leadership experience in the technology and software industries, having served as Senior Vice President and Chief Financial Officer of each of SiRF Technology Holdings, S3, NetManage, and Maxtor Corporation. In addition, Mr. Amaral has an educational background in accounting. As a result of these and other professional experiences, Mr. Amaral possesses particular knowledge and experience in software and other technology industries and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.

Limelight Networks Proxy Statement

Scott Genereux
Senior Vice President and CRO, Rockwell Automation
Mr. Genereux, 58, has served as a director on our Board since 2017. Mr. Genereux has been the Senior Vice President and Chief Revenue Officer of Rockwell Automation, the world's largest company dedicated to industrial automation and digital transformation, since 2021. Prior to that, from 2017 to 2020, Mr. Genereux was the Executive Vice President of Worldwide Field Operations at Veritas, a provider of information management services that enable organizations to harness the power of information. From 2012 through 2017, Mr. Genereux was at Oracle, a provider of comprehensive and fully integrated stack of cloud applications and platform services. At Oracle, he served as the SVP of Cloud Converged Infrastructure from 2014 through 2017, and the SVP of Global Cloud Infrastructure from 2012 through 2014. From 2010 through 2012, Mr. Genereux was the President and CEO of Nirvanix, a provider of enterprise-class cloud storage services designed specifically for customers with expectations of extreme security, reliability and redundancy. Mr. Genereux has also held senior executive positions with QLogic, DataDirect Networks, and Hitachi, Ltd. Mr. Genereux received his BS in Management Information Systems from California State University at Northridge in 1988. He is also an alumnus of Harvard Business School’s Advanced Management Program in 2004.
Mr. Genereux has been a sales and marketing executive for nearly three decades. Mr. Genereux is the Senior Vice President and Chief Revenue Officer of Rockwell Automation, and held executive positions at Veritas, Oracle, Nirvanix, QLogic, DataDirect Networks, and Hitachi. Mr. Genereux's deep understanding of sales and marketing strategy, his vision, and years of executive leadership strengthen the Board’s collective qualifications, skills, and experience.

Patricia Hadden
Senior Vice President, NBCUniversal
Ms. Hadden, 45, has served as a director on our Board since 2018. Since 2017, Ms. Hadden has been the Senior Vice President of Audience Development and Partnerships for NBCUniversal, a media and entertainment company. Prior to that, from 2015 through 2017, Ms. Hadden was the Head of Marketing and User Experience for Seeso, NBCUniversal’s first direct-to-consumer subscription video on demand service. Prior to NBCUniversal, from 2014 through 2015, Ms. Hadden was the Chief Marketing Officer for Shazam, a mobile application that recognizes music, television, and media around you. In addition, she had held senior management positions at Ouya, Hulu and Home Box Office. Ms. Hadden has a B.A. from Middlebury College in Middlebury, Vermont, and an M.B.A. from the Columbia Business School in New York.
Ms. Hadden brings to our Board executive leadership and a deep industry knowledge with a thorough understanding of the business model and the critical needs of the video content delivery customer. Ms. Hadden and Mr. DeBevoise, who joined the Board at the same time, are the newest members of our Board. The Board had sought to add a diversity of executive experience and individuals whose insight would help support the growth of the business and be strong voices in governance oversight. Ms. Hadden is responsible for growing viewership and monetization for NBCUniversal content on existing and emerging digital platforms. In this role, she also manages the relationships with the company’s key digital investment partners including Snapchat, Buzzfeed and Vox. As a result of these and other professional experiences, Ms. Hadden possesses particular knowledge and experience that strengthens the Board’s collective qualifications, skills, and experience.
Class II Directors

Doug Bewsher
Executive-in-Residence, ArrowRoot Capital
Mr. Bewsher, 52, has served as a director on our Board since 2017. Since 2021, Mr. Bewsher has been an Executive-in-Residence at ArrowRoot Capital, a global growth equity firm focused on investments in B2B software companies. Prior to that, from 2014 through 2021, Mr. Bewsher was the Chief Executive Officer of Leadspace, the leading Customer Data Platform for B2B Sales and Marketing. From 2012 through 2013, Mr. Bewsher was the Chief Marketing Officer at Salesforce, the world's pre-eminent enterprise cloud software

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company, following his role as Chief Marketing Officer for Skype through its sale to Microsoft. Mr. Bewsher has also held senior leadership positions on both the advisory and client side of marketing, including co-leading McKinsey's North American CRM Practice, running the San Francisco office for Digitas, and serving as Global Customer Marketing Director for Vodafone PLC. Mr. Bewsher received his MBA from INSEAD Paris in 1996, and his MA in Physics from Oxford University in 1989.
Mr. Bewsher brings to our Board years of experience as a marketing executive. In addition to his current role as Executive-in-Residence at ArrowRoot Capital, Mr. Bewsher was the Chief Executive Officer at Leadspace, and was the Chief Marketing Officer at Salesforce and Skype, and held other senior leadership positions at McKinsey, Digitas, and Vodafone. Mr. Bewsher's experience and instincts in marketing, and his strategic business savvy strengthen the Board’s collective qualifications, skills, and experience.

Marc DeBevoise
Experienced Media and Technology Executive
Mr. DeBevoise, 44, has served as a director on our Board since 2018. Until 2021, Mr. DeBevoise was the Chief Digital Officer of ViacomCBS and Chief Executive Officer and President of ViacomCBS Digital, joining its predecessor CBS Interactive in 2011. Mr. DeBevoise was the President and Chief Operating Officer of CBS Interactive from 2016 through 2019. From 2012 through 2016, Mr. DeBevoise was the Executive Vice President and General Manager of CBS Digital Media and earlier, the Senior Vice President and General Manager of CBS Entertainment Digital. Earlier in his career, he was the Senior Vice President of Digital Media, Business Development and Strategy for premium subscription service Starz, held various roles at NBCUniversal in both Digital Media and Business Development, and was in the Technology, Media & Telecommunications Investment Banking Group at JPMorgan. Mr. DeBevoise received his B.A. with a major in Economics and minor in Computer Science from Tufts University and his M.B.A. with distinction in Entertainment, Media & Technology, and Finance from New York University’s Stern School of Business. Mr. DeBevoise is also a member of the Academy of Television Arts & Sciences and, since 2010, the Board President of The Door, a non-profit organization providing youth development services to over 10,000 at-risk young people across New York City.
Mr. DeBevoise brings to our Board a deep industry knowledge with a thorough understanding of the business model and the critical needs of the video content delivery customer. Mr. DeBevoise and Ms. Hadden, who joined the Board at the same time, are the newest members of our Board. The Board had sought to add a diversity of executive experience and individuals whose insight would help support the growth of the business and be strong voices in governance oversight. Mr. DeBevoise recently led strategy and operations for all of CBS Interactive’s businesses, including its 25+ industry-leading web and mobile properties, its direct-to-consumer OTT subscription video on demand and live streaming services, full episode and live event streaming, and TV Everywhere among others. Mr. DeBevoise was also responsible for the development, creation and oversight of original content across all of CBS Interactive’s platforms. This included content ranging from original series for CBS All Access to the 24/7 news and sports programming of CBSN and CBS Sports HQ, to social content from The Late Show and The Late Late Show, to the editorial-based content across leading vertical-properties including CNET, TV Guide, and GameSpot. As a result of these and other professional experiences, Mr. DeBevoise possesses particular knowledge and experience that strengthens the Board’s collective qualifications, skills, and experience.
Class III Directors

Bob Lyons
President and CEO, Limelight Networks
Mr. Lyons, 53, has served as our President, CEO, and as a director since February 2021. He brings a 25-year track record of successfully unlocking enterprise value through strategic revitalization, improved profitability, and growth. Mr. Lyons is an accomplished executive with extensive experience building and executing value creation strategies across various industry segments including telecommunications, high technology, healthcare, and financial services. Prior to joining Limelight, Mr. Lyons was most recently CEO of Alert Logic from 2018 to 2020, where he led the company through a multi-year strategic reposition that resulted

Limelight Networks Proxy Statement

in becoming a global leader in cybersecurity, specifically in managed threat detection and response. Prior to Alert Logic, Mr. Lyons held executive positions at Connexions Loyalty/Affinion Group, a developer and marketer of customer loyalty solutions, from 2014 to 2018, Ascend Learning from 2012 to 2014, and Stream Global Services from 2009 to 2011.
As our President and CEO, Mr. Lyons is uniquely qualified to lead Limelight into the next phase of accelerated growth, profitability, and innovation. His passion for the customer and demonstrated track record of building high performing, innovative organizations aligns with our strategic objective to build on our current strengths and become a leader in delivering edge-based solutions. As our CEO, Mr. Lyons is engaged in all aspects of our business, and is able to provide an insider’s perspective in Board discussions about the business and strategic direction of Limelight. He is a seasoned leader with deep experience in scaling technology businesses and creating stockholder value, all of which are relevant to leading Limelight as CEO, and influencing Limelight's strategic direction as a member of our Board.

Jeffrey T. Fisher
CEO, Sprocket Networks, Inc. and TekNation LLC
Mr. Fisher, 58, has served as a director on our Board since 2008. He has been CEO of Sprocket Networks, Inc. and TekNation, LLC, both Dallas based telecommunications and IT businesses, since 2017. Prior to that, he established and served as CEO of Peloton Technologies, LLC, since 2017. Prior to that, Mr. Fisher served as Chief Financial Officer and Director of Austin Industries, Inc., a private, employee owned, subchapter-S ESOP organization from 2009 to 2017. Prior to that, Mr. Fisher served as Executive Vice President and Chief Financial Officer of Charter Communications from 2006 to 2008. Prior to joining Charter, Mr. Fisher held a variety of senior management positions for Delta Air Lines, Inc. from 1997 to 2006. He served as head of Delta’s Corporate Restructuring Group, and previously held the positions of President and General Manager, and separately, Chief Financial Officer, for Delta Connection, Inc. Mr. Fisher received a B.B.M. degree from Embry Riddle University, and an M.B.A. from the University of Texas in Arlington.
Mr. Fisher’s financial and business leadership experience as the Chief Executive Officer of Sprocket Networks, Chief Executive Officer and co-founder of Peloton Technologies, Chief Financial Officer for Austin Industries, and as the Executive Vice President and Chief Financial Officer of Charter Communications. provides a strong financial foundation for Audit Committee and Board deliberations. He also has an educational background in finance. As a result of these and other professional experiences, Mr. Fisher possesses particular knowledge and experience in technology industries and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.

David C. Peterschmidt
Non-Executive Chairman, Limelight Networks
Mr. Peterschmidt, 71, has served as a director on our Board since 2007, and was appointed as the Chairman of our Board in April 2021. Mr. Peterschmidt was the Chief Executive Officer and member of the board of directors of CIBER, Inc., a global information technology consulting services and outsourcing company from 2010 to 2014. Prior to joining CIBER, Inc., Mr. Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from 2004 to 2007. Prior to that, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc., from 2003 to 2004 and also as Chief Executive Officer and Chairman of Inktomi, Inc. from 1996 to 2003. Mr. Peterschmidt received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.
Mr. Peterschmidt is a strong partner and brings to our Board and Audit Committee a broad range of operational and transformational experience in technology coupled with deep understanding of our business and industry. Mr. Petershmidt's significant business and financial leadership experience includes having served as the Chief Executive Officer of each of CIBER, Openwave Systems, Securify, and Inktomi. Mr. Peterschmidt also has outside director experience as a director of Savvis Corporation and CIBER. As a result of these and other professional experiences, Mr. Peterschmidt possesses particular knowledge and experience and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience. His experience also uniquely qualifies him to lead our Board as we position Limelight for growth, profitability, and creation of stockholder value.

Limelight Networks Proxy Statement

Director Compensation
The non-executive members of our Board are eligible to receive both cash and equity compensation for their service as board members. Members of management who are on the Board are not eligible for additional compensation for service as board members. Our Amended and Restated 2007 Equity Incentive Plan provides that the value of all compensation paid to a non-executive director in any calendar year will not exceed $500,000.
The Compensation Committee periodically reviews our Board compensation program and may, from time-to-time, recommend to the Board changes to the program. The Committee may seek the advice of an independent compensation consultant to the extent it deems necessary or appropriate in the discharge of its duties. In 2017, the Committee engaged Compensia, an independent compensation consultant, to conduct a review of our director compensation program and provide the Committee with market data to evaluate. Based on these reviews, our director compensation program for 2020 did not change from fiscal 2019.
Equity Awards. We grant an equity award to a new non-executive director when he or she first joins the Board (the Initial Award). Initial Awards are based on a fixed value of $175,000 and are paid in restricted stock units (RSUs) that vest over a two-year period. We also grant an annual equity award to each non-executive director (the Annual Award). Annual awards are based on a fixed value of $140,000 or such other amount as determined in the judgment of the Compensation Committee, and are paid in RSUs that fully vest one year following the grant date.
Cash Retainers. We provide our non-executive directors with cash retainers, paid quarterly in arrears. The annual cash retainer for each non-executive director is $40,000. Additionally, we provided the following annual cash retainers in fiscal 2020:
•Mr. Amaral received $30,000 for service as our non-executive Chairman of the Board;
•Mr. Amaral received $20,000 for service as our Audit Committee Chairman;
•Messrs. Peterschmidt and Fisher each received $9,000 for service as a member (other than Chairman) of the Audit Committee;
•Mr. Peterschmidt received $10,000 for service as our Compensation Committee Chairman;
•Messrs. Amaral, Fisher, and Genereux each received $6,000 for service as a member (other than Chairman) of the Compensation Committee; and
•Mr. Fisher received $5,000 for service as our Nominating and Governance Committee Chairman.
The following table presents compensation received by our non-executive directors during fiscal 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Walt Amaral	$96,000	$127,118	$223,118
Doug Bewsher	40,000	127,118	167,118
Marc DeBevoise	40,000	127,118	167,118
Jeffrey T. Fisher	60,000	127,118	187,118
Scott Genereux	46,000	127,118	173,118
Patricia Hadden	40,000	127,118	167,118
David C. Peterschmidt	59,000	127,118	186,118

(1)
These amounts represent the grant date fair value for the 27,162 RSUs granted to each individual as compensation for service on the Board, computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, we have disregarded estimates of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2020 are included in Note 14 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within our Annual Report on Form 10-K for fiscal 2020. These amounts do not represent the actual amounts paid.

Limelight Networks Proxy Statement

COMPENSATION COMMITTEE REPORT
The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in those filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

David C. Peterschmidt, Chairman
Jeffrey T. Fisher
Walter D. Amaral
Scott Genereux

Limelight Networks Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis (CD&A) describes the philosophy and objective upon which our executive compensation program is based and the policies, practices, and components of the program. It also describes how and why the Compensation Committee arrived at specific 2020 executive compensation determinations and the factors that the Committee considered in making those decisions. It then discusses the compensation paid to each of the following individuals who either served as our CEO or CFO during fiscal 2020, or were the next three highest compensated executives during fiscal 2020, who collectively are referred to in this CD&A as our named executive officers (NEOs): Robert Lento, Sajid Malhotra, Daniel Boncel, Thomas Marth, Michael DiSanto, and Christine Cross.
Compensation Philosophy and Objectives
Our compensation philosophy is to attract, motivate, and retain talented executives responsible for Limelight's success, which operates in an extremely competitive and rapidly evolving technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of our overall financial results, individual contributions, performance by our employees, and each executive’s potential to enhance long-term stockholder value. Within this overall philosophy, our objectives are to:
The Compensation Committee uses our compensation philosophy and objectives as a guide in establishing the compensation programs, practices, and packages offered to our executives. The Committee also uses these objectives in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although we have no formal policies requiring any specific allocation.
The compensation for our NEOs generally consists of three primary components: base salary, annual incentive bonus, and equity awards. Other compensation components include severance and change of control provisions, and generally available benefits such as health insurance, 401(k) retirement benefits, and participation in our Employee Stock Purchase Program (ESPP). Also, the Committee agreed to provide our former CEO a housing allowance for housing maintained away from his home office in Ohio, as the Committee determined that doing so would result in cost savings compared with maintaining a lease for housing in Arizona for times when Mr. Lento worked away from his home office.
The Committee considers the proper allocation between fixed and variable compensation and long- and short-term incentives by considering the balance that is required to attract and retain executives and reward them for the short-term success of our business, while appropriately motivating the executives to strive to achieve our long-term goals. The Committee also considers the need to offer compensation packages that are comparable to those offered by companies competing with Limelight for executive talent. In allocating between cash and non-cash compensation, we generally seek to be in the middle of our peer group for cash compensation, and above average for equity-based compensation so as to align the interests of our stockholders and our named executive officers. We also believe that generally available benefits should be

Limelight Networks Proxy Statement

competitive with the external job market, in order to allow us to attract and retain talent. The Committee, however, does not have a pre-established policy or target a specific percentile among our peers for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.
Role and Authority of the Board of Directors and the Compensation Committee
The Compensation Committee has decision-making authority with respect to the compensation of our NEOs. In carrying out its responsibilities, the Committee may engage outside consultants and consult with our Human Resources department and other Limelight executives as the Committee determines to be appropriate. The Committee has engaged Compensia, an executive compensation consulting firm, on numerous occasions since 2007, with the most recent being in 2019. The Committee receives compensation assessments following each engagement, and in 2019, the Committee received advice and guidance from Compensia regarding our executive compensation strategy and an assessment of the competitiveness of total pay packages for our executives relative to market and peers, each of which was used in the development of our fiscal 2020 executive cash compensation and equity grant planning. The Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our NEOs based on the information provided through the Committee members’ own experience and knowledge regarding compensation matters and the Compensia report process. The Committee may delegate any of its responsibilities to one or more directors or to members of management; however, the Committee has not delegated any of its responsibilities with respect to the NEOs and has no plans to do so. The Committee does delegate certain responsibilities to our CEO, as described below.
The Committee meets as frequently as it deems necessary to address matters within its area of responsibility. During 2020, the Committee met four times and acted by unanimous written consent on five occasions. The Committee intends to annually review the base salaries, annual incentive bonuses, and long-term equity incentive awards for executives, including the NEOs. In recent years, the Committee has reviewed compensation components in the last quarter of each year; however, the Committee may review and adjust an executive’s compensation at any time during the year if and when the Committee deems such review to be necessary to align that executive’s compensation with our compensation philosophy and objectives. The Committee reviewed all compensation components for the executive team (including the NEOs) in the fourth fiscal quarter of 2020.
Role of Executive Officers in Compensation Decisions
The Compensation Committee meets on occasion with our CEO to obtain recommendations with respect to the compensation programs, practices, and packages for our NEOs (other than himself). At least annually, the Committee considers, but is not bound by and does not always accept, our CEO’s recommendations. These meetings typically occur in connection with a quarterly meeting of the Board or as part of a regularly scheduled Committee meeting.
Our CEO regularly attends the Compensation Committee meetings, but is excused from the meetings as appropriate when matters in which he may have a financial interest are discussed. In addition, other executives or employees sometimes attend the Committee’s meetings, but they also leave the meetings as appropriate when matters of executive compensation are discussed. The Committee considers and discusses our CEO’s compensation package without him present.
The Committee has delegated limited, non-exclusive authority to our CEO to grant equity awards within certain parameters. The CEO may grant awards only with respect to employees or prospective employees at or below the level of Vice President. These equity award grant recommendations are made as part of our formal equity award grant process, pursuant to which management submits equity award recommendations to the CEO (with respect only to employees whose position is at or below the level of Vice President). Our Committee has approved an Equity Grant Policy, which includes an equity award matrix that provides the equity incentive ranges for employees based on title, job responsibilities, seniority, and other factors. This policy is reviewed and approved annually by the Committee. Each month, our Human Resources department prepares a proposed grant list and confirms that the proposed awards are within the allowable grant ranges in the policy. The proposed award list is submitted to our CEO at the first of the month.

Limelight Networks Proxy Statement

Role of Compensation Consultant
The Compensation Committee has engaged the compensation consulting firm Compensia on numerous occasions since 2007, with the most recent being in 2019. Compensia's role is to advise on the role of market data in the compensation determination process, provide a review of emerging trends and best practices in executive compensation, assess the competitiveness of our current executive compensation, and provide the Committee with other relevant considerations in its report on executive compensation. Compensia’s analysis includes base salary, annual incentive cash bonus, and long-term equity awards for a surveyed group of peer companies that publish their pay practices. The Committee used the most recent Compensia report as a tool in comparing our executive compensation program for fiscal 2020 to the market and in making recommendations on compensation adjustments that are consistent with our compensation philosophy and objectives.
Compensia considered the following factors in selecting the peer group of technology companies that were included in the compensation report, each of which are also identified below:
While the Committee uses this tool to consider competitiveness within the marketplace, the Committee does not have a pre-established policy or target a specific percentile among the peer group for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.
Other than Compensia’s periodic review of Board member and non-executive officer employee compensation, Compensia does not provide any additional services to us. Compensia provided its services to the Committee only. The Committee assessed the independence of Compensia and concluded that its work has not raised any conflicts of interest.

Limelight Networks Proxy Statement

Components of Compensation
The components of our 2020 executive compensation include:

➢	Base salary

➢	Annual incentive bonus

➢	Long-term equity incentive awards

➢	Severance and change of control protection

➢	Generally available benefit programs
Compensation Structure
Our executive compensation program is designed to optimize long-term financial returns for our stockholders and reward our NEOs for value creation. The structure for 2020 incorporated short-term and long-term incentives tied to financial metrics to drive our performance for fiscal year 2020 and beyond. The Committee believes a majority of compensation opportunity should be in the form of long-term equity to align the interests of executives with those of stockholders.
The Committee selected these components for fiscal 2020 because it believed each was necessary to help us attract and retain the executive talent on which our success depends, and because of the need to align incentives with our stockholders’ interests. The use and weight of these components were based on the Committee's general experience in making a subjective determination of the importance of each component in meeting our overall compensation philosophy and objective. The Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. The Committee, however, will review these elements of compensation on occasion and will alter or add to the elements if it believes that changes will improve our compensation objectives.
The Committee reviews the entire executive compensation program (other than generally available benefit programs) on at least an annual basis. However, the Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive, appropriately designed to reward performance, and aligned with our compensation philosophy and objectives. Additionally, the Committee considered the results of our last non-binding advisory stockholder vote on the compensation of our NEOs in June 2020, commonly referred to as a say-on-pay proposal. Our stockholders approved the compensation of our named executive officers with approximately 75% of stockholder votes cast in favor of the 2020 say-on-pay proposal. We were mindful of the support our stockholders expressed for our NEO compensation programs and, as a result, we decided to retain our general approach to our executive

Limelight Networks Proxy Statement

compensation programs for 2020. We currently hold such say-on-pay votes every three years, as approved by our stockholders in a non-binding advisory vote at our annual meeting in 2017.
For fiscal 2020, the Committee considered market compensation data amongst our peers as follows, with total cash compensation generally aligning nearer the middle of the range and long-term equity generally aligning nearer the upper end of the range:

Element of Compensation	Percentile
Base Salary	25th to 75th
Total Cash	25th to 75th
Equity	50th to 75th

Though the Committee considered this data, the Committee did not target a specific percentile in establishing executive compensation.
Base Salary. We provide base salary to our NEOs and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.
The Committee reviews executive base salaries in conjunction with our annual performance review process. During this process, the CEO will review the performance of the NEOs (other than himself) and will report those findings to the Committee. A NEO’s personal performance will be judged in part on whether our business objectives are being met. In setting base salary, management and the Committee considers each NEO’s experience, skills, knowledge, responsibilities, and performance, Limelight’s performance as a whole, and the report and recommendations of our CEO (other than for himself). An assessment of a NEO’s personal performance is qualitative, with much reliance on our CEO’s subjective evaluation of a NEO’s personal performance (other than his own personal performance) and the Committee’s experience and knowledge regarding compensation matters. No specific weight is attributed to any of the factors considered by the Committee in setting base salary changes. For newly hired NEOs, the Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join us. The Committee aims to keep salaries in line with the external job market. Increases over the prior year’s base salary will be considered within the context of our overall annual compensation adjustment budget to ensure that any increases are fiscally prudent and feasible for us. The Committee does not apply specific formulas to determine increases. There is no process in setting these annual merit increase budgets other than the annual business planning process.
During fiscal 2020, base salaries for Messrs. Lento, Malhotra, Boncel, Marth, and DiSanto, and Ms. Cross were $480,000, $365,000, $236,600, $275,000, $328,000, and $198,333, respectively. These were increases from fiscal 2019 levels for Mr. Marth and Mr. Boncel, who had become our CFO during fiscal 2020. In determining these base salary levels, the Committee relied on the factors discussed above.
Annual Incentive Bonuses. We have utilized incentive bonuses to reward performance achievements and have annual target incentive bonuses for certain of our executives, payable either in whole or in part, depending on the extent to which the financial performance goals set by the Committee are achieved. During fiscal 2020, the target bonus amounts for Messrs. Lento, Malhotra, Marth, and DiSanto were increased to $480,000, $274,000, $248,000, and $197,000, respectively, because the Committee felt that the increases from the prior year were warranted given then-current market conditions. The target bonus for Ms. Cross, who started on June 1, 2020, was $150,000, which was prorated for the portion of the year during which Ms. Cross was employed with us, with a guaranteed bonus of no less than $87,500. The target bonus for Mr. Boncel, who was promoted to CFO on July 1, 2020, was $100,000 for the portion of the year in which he was CFO, and $85,000 for the portion of the year prior to his promotion.
Under our 2020 Management Bonus Plan (the Bonus Plan), incentive bonuses for all of the participants, including the participating NEOs, were determinable based upon two measures of corporate financial performance that comprised 100% of the potential target payout. Specifically, corporate financial performance was measured against our total revenue (70%) and our adjusted EBITDA (30%). The Committee had selected these performance goals because it believed that these measures aligned with the 2020 priorities for our

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business and reflected value generated for our stockholders, and therefore relying on these goals for the determination of the bonuses tied payment of bonuses to creation of stockholder value.
For each of these components, the Committee established a floor, a target, and a ceiling. With respect to the portion of the bonus based upon each performance criteria, the participating executive could earn between zero and 100% ratably based on attainment between the floor and the target. Bonuses in excess of the target bonus amounts for the participants could be earned for performance in excess of the targets established by the Committee under our Bonus Plan. Each participant could earn between 100% and 300% ratably for each performance target, each based on attainment between the target and the ceiling. Even though a participant could achieve up to a 300% ceiling on the individual performance components, the total bonus amount payable to each participant was capped at 250% of his or her target bonus. Each component was measured separately, and any over-achievement in excess of 150% would have been paid in equity. Accordingly, each participant in our Bonus Plan could earn between 0% and 250% of his or her target bonus, depending upon our level of attainment or over-attainment of the performance goals. The revenue floor, target, and ceiling for each component were as follows:
Total Revenue Targets (70%):

	Floor	Target	Ceiling
Total Annual Revenue (in millions)	$220	$230	$245
Percent attainment of Total Revenue component	0%	100%	300%
Adjusted EBITDA Targets (30%):

	Floor	Target	Ceiling
Adjusted EBITDA (in millions)	$23	$28	$38
Percent attainment of Adjusted EBITDA component	0%	100%	300%
The table below illustrates the minimum, target, and maximum bonus amounts potentially payable to our NEOs under the Bonus Plan:

Name		Minimum	Target	Maximum
Robert Lento		$0	480,000	1,200,000
Sajid Malhotra		0	274,000	685,000
Daniel Boncel	(1)	0	92,500	231,250
Thomas Marth		0	248,000	620,000
Michael DiSanto		0	197,000	492,500
Christine Cross	(2)	0	87,500	218,750

(1)	Blended target and maximum reflecting the portions of the calendar year prior to Mr. Boncel becoming our CFO and after his promotion to the role.
(2)	Prorated target and maximum based on the portion of the calendar year that Ms. Cross was employed with us.
At the time that the Bonus Plan was developed, the Committee believed that these targets presented achievable goals, but were not necessarily certain. Achievement depended upon successful execution of our business plan. The actual bonus amount earned by each executive was determined by the Committee based upon attainment of the performance criteria after our fiscal 2020 financial results were reviewed and approved by the Audit Committee. Performance against each criteria is displayed below:

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Applying the formula to our 2020 financial performance, the Compensation Committee determined that participants achieved 85% of the total target amount for the Bonus Plan. Accordingly, the Committee authorized and approved payments of annual bonuses to the Bonus Plan participants, including our NEOs. Messrs. Lento, Malhotra, Boncel, Marth, and DiSanto, and Ms. Cross received bonuses totaling $408,000, $232,900, $78,625, $210,800, $167,450, and $87,500, respectively.
Long-Term Equity Incentive Awards. The principal objectives served by our long-term equity incentive awards is to align the interests of our NEOs with our stockholders and to provide each NEO with a significant long-term incentive to manage Limelight from the perspective of an owner with an equity stake in the business. Another objective of the equity incentive component of our compensation program is to provide a competitive overall compensation package that will enable us to attract and retain talented executives. The Committee believes that unvested equity awards are a key factor in motivating and retaining executive personnel, as well as incentivizing executive personnel to preserve the current value and grow the future value of our stock, thereby furthering the interests of our other stockholders.
The Committee granted time-based equity awards for fiscal 2020 to our NEOs under our 2007 Amended and Restated Equity Incentive Plan (the Equity Incentive Plan). Our Equity Incentive Plan provides the Committee discretion to grant equity to employees in many forms. The Committee selected restricted stock units (RSUs) and stock options, as it believes that these forms address the goals of our long-term incentive program. Specifically, stock options maintain a strong linkage between realizable compensation and stockholder value creation, while RSUs further retention objectives. For current employees, including all NEOs except Ms. Cross, the annual equity awards vest over the course of three years, with the first 1/3 of the grants vesting at least one year after the grant date. For newly hired employees, including Ms. Cross, the initial equity awards granted at new hire vest over the course of four years, with 1/4 vesting at least one year after the grant date. The Committee generally addresses annual refresh grants for the executives in the fourth fiscal quarter of each year. The Committee will, however, periodically consider equity award grants as may be necessary or appropriate to achieve the philosophy and objectives of the overall executive compensation program.
The Committee determined the appropriate size of long-term equity-based incentives awarded for fiscal 2020 to our NEOs to meet our philosophy and objectives by reviewing and considering the following factors:

➢	each NEO's experience, skills, knowledge, responsibilities, and position within Limelight

➢	competitive market data

➢	the number and value of each NEO’s then current equity award holdings

➢	the number of unvested equity awards and exercise price and retentive value of unvested stock options in relation to the then current market value

➢	each NEO’s total compensation

➢	each NEO’s personal performance

➢	the importance of each NEO’s contributions to the development of long-term value creation

➢	the Committee members’ experience and knowledge with respect to equity compensation
The Committee does not have a formal process by which it will take an individual’s performance or other factors into account, but may do so in the future. Also, there is no specific weight given to any one of these elements of personal performance, nor are there particular metrics associated with any one of these elements. Rather, to determine appropriate compensation for the executives, the Committee relied on (i) its subjective evaluation of each NEO’s personal performance, as supplemented by the CEO's subjective judgment (other than himself), (ii) the Committee’s experience and knowledge regarding compensation matters, and, in part, (iii) on peer group compensation data and extant equity award valuation analyses provided by Compensia during October 2019.
On a total company basis, when appropriate, the Committee also analyzes the number of shares (i) used by us during the year with respect to new equity awards (i.e., burn rates), (ii) subject to outstanding equity

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awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang), and (iii) subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).
The Committee believes that analyzing these additional factors allows it to assess whether granting new awards to the NEOs is prudent based on the pool of shares we have available for grants to all of our employees and to take into consideration the impact on the dilution of stockholder interests and overhang.
Based on these factors, the Committee authorized and approved the following long-term equity incentive awards during fiscal 2020:

Grant Date	Executive	Type	Reason	Amounts	Vesting
March 2, 2020	Daniel Boncel	RSUs	Annual	11,759	3 years
		Stock options	Annual	17,639	3 years
June 1, 2020	Christine Cross	RSUs	New hire	72,721	4 years
		Stock options	New hire	72,721	4 years
July 24, 2020	Daniel Boncel	RSUs	Promotion	3,215	3 years
		Stock options	Promotion	3,215	3 years
November 9, 2020	Robert Lento	RSUs	Annual	205,660	3 years
		Stock options	Annual	409,120	3 years
November 9, 2020	Daniel Boncel	RSUs	Annual	63,930	3 years
		Stock options	Annual	127,170	3 years
November 9, 2020	Tom Marth	RSUs	Annual	63,930	3 years
		Stock options	Annual	127,170	3 years
November 9, 2020	Michael DiSanto	RSUs	Annual	49,170	3 years
		Stock options	Annual	97,820	3 years
November 9, 2020	Christine Cross	RSUs	Annual	63,930	3 years
		Stock options	Annual	127,170	3 years
For non-executive employees, the Committee has delegated limited, non-exclusive authority to our CEO to grant equity awards within certain parameters established by the Committee, in consultation with management. The parameters are based on job grade, job title, responsibility level, seniority level, or other factors, which may include the competitive hiring marketplace. Customarily, the Committee considers annual equity awards for employees outside of the executive leadership team in the first quarter each year.
Equity Award Practices. We may grant a mix of options and RSUs in situations where the compensation philosophy and objectives would be best met by doing so. In prior years, our equity awards extended to most employees. Beginning in 2009, we concentrated equity awards among those positions with the greater opportunity to affect our financial performance and have continued with this practice each year. The vesting schedules applied to equity awards are the same as with awards to NEOs - three or four years, depending on whether the employee is a continuing employee or new to Limelight. These awards provide both a strong retention tool and also balances each employee’s focus on our short-term and long-term goals.
In 2007, our Board adopted a policy providing for approval of equity awards in advance of a future effective grant date. We have followed this granting policy as a best practice approach since that time. All stock options granted to the NEOs have a per share exercise price equal to the fair market value of a share of our common stock on the grant date.
Employment Agreements
Employment Agreements. We have written employment agreements with certain executives, including each of our NEOs. Each agreement provides that the executive’s employment with Limelight is “at-will” and may be terminated at any time by either party, either with or without cause, upon written notice to the other party. Each agreement further provides that we will reimburse the executive for certain expenses for reasonable travel, entertainment, and other business expenses, including professional association fees, incurred by him in furtherance of the performance of his employment duties.

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Mr. Lento
On January 22, 2013, we entered into an employment agreement with Mr. Lento to become our President and CEO, which was subsequently amended on February 23, 2016. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. Also, the agreement provides for certain severance or change of control benefits, which are described in detail in the “Potential Payments upon Termination or Change of Control” just below these employment agreement summaries. Mr. Lento entered into a transition agreement, effective after the end of fiscal 2020, whereupon Mr. Lento transitioned to being a strategic advisor to Limelight for the remainder of 2021.
Mr. Malhotra
On March 24, 2014, we entered into an employment agreement with Mr. Malhotra, at the time, to become our SVP, Strategy, Facilities, Investor Relations & Procurement. The agreement was subsequently amended twice, with the most recent on February 23, 2016. The employment agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. Also, the agreement provides for certain severance or change of control benefits, which are described in detail in the “Potential Payments upon Termination or Change of Control” just below these employment agreement summaries. Mr. Malhotra entered into a transition agreement, effective after the end of fiscal 2020, whereupon Mr. Malhotra ceased his employment with us in 2021.
Mr. Boncel
On July 1, 2020, we entered into an employment agreement with Mr. Boncel to become our SVP and CFO, which served to terminate prior agreements then in existence. The employment agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. Also, the agreement provides for certain severance or change of control benefits, which are described in detail in the “Potential Payments upon Termination or Change of Control” just below these employment agreement summaries.
Mr. Marth
On November 23, 2018, we entered into an employment agreement with Mr. Marth to become our SVP of Sales. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. Also, the agreement provides for certain severance or change of control benefits, which are described in detail in the “Potential Payments upon Termination or Change of Control” just below these employment agreement summaries. Mr. Marth entered into a transition agreement, effective after the end of fiscal 2020, whereupon Mr. Marth ceased his employment with us in 2021.
Mr. DiSanto
On March 12, 2015, we entered into an employment agreement with Mr. DiSanto to become our SVP, Chief Administrative and Legal Officer & Secretary. The agreement was subsequently amended twice, with the most recent on February 23, 2016. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. Also, the agreement provides for certain severance or change of control benefits, which are described in detail in the “Potential Payments upon Termination or Change of Control” just below these employment agreement summaries.
Ms. Cross
On May 11, 2020, we entered into an employment agreement with Ms. Cross to become our SVP and Chief Marketing Officer. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. Also, the agreement provides for certain severance or change of control benefits, which are described in detail in the “Potential Payments upon Termination or Change of Control” just below these employment agreement summaries.

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Severance and Change of Control Benefits
Severance Benefits. We believe that providing severance benefits for our executives is necessary to attract and retain executive talent, and is accordingly consistent with our compensation philosophy and objectives. Severance benefits for executives is also appropriate as we believe that it is likely that an executive who is relieved of his or her position without cause may require an extended period of time to obtain other similar employment.
During fiscal 2020, the employment agreements between us and each of our NEOs generally provide that if the executive is terminated without cause, or if the executive resigns for good reason, and the termination is not in connection with a change of control, then the executive will be entitled to the following severance benefits: (i) continued payment of executive’s base salary for twelve months, (ii) actual, earned cash bonus for the year in which termination occurs, prorated to the date of termination (or 1 year of target bonus), and (iii) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under our health plans until the earlier of twelve months after termination or until executive and eligible dependents are covered under another health insurance program.
If an executive voluntarily resigns without good reason, or executive's employment is terminated for cause, then the executive is entitled generally only to compensation earned through the date of termination, such as base salary through the date of termination, and unpaid but earned and accrued annual bonus for a fiscal year completed prior to the termination of employment. All further vesting of outstanding equity awards would also cease as of the date of termination.
In the event an executive's employment is terminated due to death or disability, then 25% percent of the executive’s then outstanding and unvested equity awards will vest.
Change of Control Benefits. We believe that providing certain benefits for the executives in connection with a change of control is necessary to attract and retain executive talent. Further, we believe that change of control arrangements are an important part of overall compensation for the executives because they will assist us in maximizing stockholder value by allowing executives to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of the stockholders, notwithstanding any concern the executive might have regarding executive's continued employment prior to or following a change in control or other personal financial interest.
During fiscal 2020, the employment agreements between us and each named executive officer generally provide that, in the event of a change of control, 50% of each executive’s then outstanding and unvested equity awards will vest.
If the executive is terminated without cause or resigns for good reason, in each case in connection with a change of control, then the executive is entitled to the following benefits: (i) continued payment of executive’s then-current base salary for between 12 and 24 months, (ii) between 100% and 200% of the executive’s target cash bonus for the year in which termination occurred, (iii) immediate accelerated vesting of all outstanding, unvested equity awards, and (iv) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under our health plans until the earlier of 12 months after termination or until executive is covered under another health insurance program.
Furthermore, if the benefits constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (Section 280G) and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then executive’s severance benefits payable will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by executive on an after tax basis, of the greatest amount of severance benefits.

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The terms “cause,” “change of control,” "in connection with a change of control," and "good reason," are used substantially consistently among the employment agreements. Generally, each term means the following:

Cause	Includes any of the following: (i) gross negligence, recklessness, or willful misconduct; (ii) repeated or habitual neglect of duties or responsibilities that continues after notice; (iii) failure or refusal to carry-out the legitimate assignments; (iv) an act of personal dishonesty with the intention or reasonable expectation that such action may result in substantial personal enrichment; (v) conviction of, or plea of nolo contendre to, a felony that has had or will have a material detrimental effect on our reputation or business; (vi) a breach of any fiduciary duty that has a material detrimental effect on our reputation or business; (vii) being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action; (viii) obstructing, impeding, endeavoring to obstruct, impede or improperly influence, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; or (ix) disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by executive's employment agreement.

Change of control
Generally means the occurrence of any of the following events: (i) we merge or consolidate with any other corporation, except where our voting securities outstanding immediately prior continue to represent more than 50% of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by our stockholders, or the Board, of a plan of our complete liquidation, or an agreement for the sale or disposition by us of all or substantially all of our assets; or (iii) any “person” (as such term is used in the Securities Exchange Act) becoming the “beneficial owner,” directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities.

In connection with a change of control	Generally means a termination of executive’s employment within three months prior to the execution of an agreement that results in a change of control or twelve months following a change of control.

Good reason
Generally means voluntary resignation of employment because of the existence of any of the following reasons without executive's consent that continue following the expiration of any cure period: (i) a material reduction of title, authority, duties, or responsibilities from those in effect immediately prior to the reduction; (ii) an adverse change in reporting responsibilities, unless it involves a sale, separation or spin-off of a portion of our business operations, we remain a going concern, and executive’s duties, position and responsibilities with respect to the remaining business operations are not materially reduced; (iii) a material reduction in cash compensation as in effect immediately prior to such reduction (not including a one-time reduction of less than 10% in the aggregate that also is applied to our other similarly situated executive officers); (iv) a failure by us to require any successor entity to specifically assume all of our obligations under executive's employment agreement; or (v) a material breach by us (or our successor) of any material contractual obligation owed to executive pursuant to the employment agreement that is not cured following notice and a reasonable cure period. Notwithstanding the foregoing, executive cannot resign for good reason without first providing us with written notice within 30 days of the event that constitutes “good reason” specifically identifying the acts or omissions constituting the grounds for good reason and a reasonable cure period of not less than 30 days.

Material Conditions to or Obligations of Severance. The receipt of any severance or change of control benefits is conditioned upon the executive delivering and not revoking a separation agreement and general release of claims substantially in a form prescribed by us. Further, the executive must agree that for a two-year period following executive's termination that executive will not (i) solicit any of our employees for employment other than with Limelight, and (ii) engage in competition with or have an ownership interest in a business that competes with us.

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The tables below show the potential payments and benefits each of the NEOs would have been entitled to receive in the event of a change of control (assuming that a successor entity assumes, substitutes, or continues outstanding equity awards) or if each such officer’s employment had been terminated under the following circumstances as of December 31, 2020. Due to a number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
Potential Payments Upon a Change of Control With no Termination of Employment

Name	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($) (1)	Health and Welfare Benefits ($)	Total ($)
Robert Lento	$—	$—	$1,034,150	$—	$1,034,150
Sajid Malhotra	—	—	249,790	—	249,790
Daniel Boncel	—	—	190,607	—	190,607
Thomas Marth	—	—	580,522	—	580,522
Michael DiSanto	—	—	294,214	—	294,214
Christine Cross	—	—	276,434	—	276,434

(1)	Valuation of acceleration of vesting of unvested equity awards is equal to 50% of the unvested RSUs and 50% of the unvested stock options with an exercise price less than the $3.99 per share closing price of our common stock on December 31, 2020, held by each NEO.
Potential Payments Upon Termination Without Cause or Resignation for Good Reason, each in Connection with a Change of Control

Name	Severance Salary ($) (1)	Severance Bonus ($) (1)	Acceleration of Unvested Equity Award ($) (2)	Health and Welfare Benefits ($) (3)	Total ($)
Robert Lento	$960,000	$960,000	$2,068,300	$15,031	$4,003,331
Sajid Malhotra	730,000	548,000	499,580	18,006	1,795,586
Daniel Boncel	250,000	100,000	381,214	17,501	748,715
Thomas Marth	275,000	248,000	1,161,044	21,656	1,705,700
Michael DiSanto	656,000	394,000	588,428	21,656	1,660,084
Christine Cross	340,000	150,000	552,868	17,501	1,060,369

(1)	Amounts represent 24 months of continued base salary and 200% of target bonus for Messrs. Lento, Malhotra, and DiSanto, and 12 months of continued base salary and 100% of target bonus for Messrs. Marth and Boncel, and Ms. Cross.
(2)	Valuation of acceleration of vesting of unvested equity awards is equal to 100% of the unvested RSUs and 100% of the unvested stock options with an exercise price less than the $3.99 per share closing price of our common stock on December 31, 2020, held by each NEO.
(3)	Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental, and vision insurance elected by the NEO during fiscal 2020, multiplied by 12 months.
Potential Payments Upon Termination Without Cause or Resignation for Good Reason, each Not in Connection with a Change of Control

Name	Severance Salary ($) (1)	Severance Bonus ($) (2)	Acceleration of Unvested Equity Awards ($)	Health and Welfare Benefits ($) (3)	Total ($)
Robert Lento	$480,000	$480,000	$—	$15,031	$975,031
Sajid Malhotra	365,000	274,000	—	18,006	657,006
Daniel Boncel	250,000	100,000	—	17,501	367,501
Thomas Marth	275,000	248,000	—	21,656	544,656
Michael DiSanto	328,000	197,000	—	21,656	546,656
Christine Cross	340,000	150,000	—	17,501	507,501

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(1)	Amounts represent 12 months of continued base salary.
(2)	This assumes actual earned cash incentive for fiscal 2020 at target level.
(3)	Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental, and vision insurance elected by the NEO during fiscal 2020, multiplied by 12 months.
Potential Payments Upon Death or Disability, each Not in Connection with a Change of Control

Name	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($) (1)	Health and Welfare Benefits ($)	Total ($)
Robert Lento	$—	$—	$517,075	$—	$517,075
Sajid Malhotra	—	—	124,895	—	124,895
Daniel Boncel	—	—	95,304	—	95,304
Thomas Marth	—	—	290,261	—	290,261
Michael DiSanto	—	—	147,107	—	147,107
Christine Cross	—	—	138,217	—	138,217

(1)	Valuation of acceleration of vesting of unvested equity awards is equal to 25% of the unvested RSUs and 25% of the unvested stock options with an exercise price less than the $3.99 per share closing price of our common stock on December 31, 2020, held by each NEO.
Other Benefits
In fiscal 2020, NEOs were eligible to participate in the health and welfare programs that are generally available to other Limelight employees, including medical, dental, vision, group life, short-term and long-term disability and supplemental insurance. We also maintain a tax-qualified 401(k) plan, and an ESPP, which are broadly available to our general U.S. based employee population.
Under the 401(k) plan, employees could elect to reduce their current compensation by up to 15% or the statutory limit, of $19,500 in fiscal 2020, whichever was less, and have us contribute the amount of this reduction to the 401(k) plan. We match employee deferrals as follows: a dollar-for-dollar 100% match on an eligible employee’s deferral that does not exceed 3% of compensation for the year and a 50% match on the next 2% of the employee’s deferrals. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.
Under the ESPP, eligible participants, including our named executive officers, may purchase shares of our common stock at 85% of the lower price on either the first day of a six-month offering period, or the last day of that offering period. There are two offering periods each year, and participants may purchase up to $25,000 in our common stock under the ESPP each calendar year. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 5,000 shares.
The 401(k) plan, ESPP, and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement, and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages. The Board or Compensation Committee, at its discretion, can also authorize certain executive perquisites. Other than a housing allowance for Mr. Lento, none were authorized for fiscal 2020.

Limelight Networks Proxy Statement

Accounting, Tax, and Other Considerations
In the Committee's review and establishment of compensation programs and payments for fiscal 2020, the Committee considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us to our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short- and long-term interests of stockholders under a proposed compensation arrangement.
For tax years beginning before January 1, 2018, Internal Revenue Code (IRC) Section 162(m) (Section 162(m)) limits the amount that we may deduct for compensation paid to our CEO and to each of our three most highly compensated officers (other than our CFO) to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may have been made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements were not subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements.
On December 22, 2017, the Tax Cuts and Jobs Act (the Tax Act) was passed, which among other things amended Section 162(m) to eliminate the “performance-based” exemption. For tax years beginning on or after January 1, 2018, Section 162(m) limits the amount that we may deduct for compensation paid to our "covered employees" to $1,000,000 per person. “Covered employees” generally include our CEO, CFO, and each of our three most highly compensated officers. In addition, under the Tax Act, once an executive becomes a “covered employee” under Section 162(m), the individual will continue to be a “covered employee” as long as he or she remains employed by the company. The changes under the Tax Act will cause more of our compensation to be non-deductible under Section 162(m) in the future and will eliminate our ability to structure performance-based awards to be exempt from Section 162(m).
Internal Revenue Code Section 409A
Internal Revenue Code Section 409A (Section 409A) imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Further, we intend to structure our equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.
Accounting for Stock-Based Compensation
We account for stock-based awards in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation (ASC Topic 718).
Stock Ownership Requirements for Executives
The Board has not adopted stock ownership guidelines with respect to our executives at this time. While the Board may consider doing so in the future, the Board recognized that each of our NEOs who had been at Limelight longer than one year collectively owned significant amounts of Limelight stock, thereby aligning their interests with our shareholders. At December 31, 2020, each of Messrs. Lento, Malhotra, Boncel, DiSanto, and Marth owned shares of Limelight stock (not counting unvested RSUs or in-the-money vested stock options) that exceeded 12, 11, 3, 8, and 1 times their annual base salary, respectively.

Limelight Networks Proxy Statement

EXECUTIVE COMPENSATION AND OTHER MATTERS
Executive Compensation Tables
The following table sets forth information regarding the compensation to each of the individuals who served as our NEOs during the fiscal year ended December 31, 2020. The following table also sets forth such information for our NEOs for fiscal years ended December 31, 2019, and December 31, 2018.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)(2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(i)	(j)
Robert Lento	2020	480,000		—		808,244	888,017	408,000		50,100	2,634,361
Former Chief Executive Officer and Director	2019	320,000	(2)	186,000	(4)	1,189,370	1,223,853	46,500	(4)	49,399	3,015,122
	2018	480,000		262,800	(5)	1,027,183	1,201,868	175,200	(5)	50,413	3,197,464

Sajid Malhotra (6)	2020	365,000		—		—	—	232,900		22,978	620,878
Former SVP, Chief Financial Officer	2019	243,333	(2)	98,000	(4)	455,000	468,191	24,500	(4)	20,665	1,309,689
	2018	355,000		141,000	(5)	454,504	531,800	94,000	(5)	21,559	1,597,863

Daniel Boncel (6)	2020	236,660		—		330,037	331,678	78,625		19,216	996,216
SVP, Chief Financial Officer

Thomas Marth	2020	275,000		—		251,245	276,029	210,800		25,208	1,038,282
Former SVP, Sales	2019	250,000		90,000	(4)	817,941	682,635	22,500	(4)	33,749	1,896,825

Michael DiSanto	2020	328,000	(2)	—		193,238	212,324	167,450		14,259	915,271
SVP, Chief Administrative and Legal Officer and Secretary	2019	218,667		70,800	(4)	341,250	351,155	17,700	(4)	9,652	1,009,224
	2018	323,000		100,200	(5)	363,604	425,440	66,800	(5)	12,921	1,291,965

Christine Cross (7)	2020	198,333		87,500		622,122	470,771	—		8,424	1,387,150
SVP, Chief Marketing Officer

(1)
These amounts represent the aggregate grant date fair value for the Stock Awards (RSUs) and Option Awards (stock options) granted to our NEOs in fiscal 2020 and in prior years, computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, we have disregarded estimates of forfeitures related to service-based vesting conditions. The amounts included in the Stock Awards column for any performance-based restricted stock units are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2020, 2019, and 2018 are included in Note 14 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within our Annual Report on Form 10-K for fiscal year 2020. These amounts do not represent the actual amounts paid to the NEOs during the fiscal years presented.

(2)	For fiscal 2019, Messrs. Lento, Malhotra, and DiSanto each elected to take 50% of their 2019 salary in fully-vested stock instead of cash pursuant to the 2019 stock for salary program. The grant date fair market value of these awards are included in this column. The program was in effect from February 1, 2019 through September 30, 2019, when it expired pursuant to its terms.

(3)	Represents, among other things, amounts paid for health and life insurance for the employee and the employee’s family members for each of the NEOs and company matches on 401(k) accounts. Amounts also include $28,800 in a housing allowance in 2018-2020 for Mr. Lento for housing maintained away from his home office.

Limelight Networks Proxy Statement

(4)	Applying the formula to determine payouts under the 2019 Management Bonus Plan (the Plan) would have resulted in a payout of approximately 10% of the total target amount. Amounts reflecting this Plan achievement portion are included in the non-equity incentive plan compensation column. However, the Compensation Committee acknowledged that despite Limelight’s performance under the Plan, Limelight achieved strong financial performance in the second half of 2019, record revenue and revenue growth rates in the fourth quarter, important operational metrics, and it increased stockholder value throughout fiscal 2019. The Committee determined that it was in the best interests of Limelight and the stockholders to exercise discretion within its authority in awarding bonus payments with respect to all Plan participants at up to 50% of target. Payouts would consist of the bonus being paid in fully-vested RSUs in two installments following the release of the financial results for the first and second quarter of 2020. Participants included our NEOs. Amounts in the bonus column for 2019 reflect the difference between 50% of target bonus expected to be paid out and the amount that would have been paid out using the Plan formula (10%). Within the amounts in the bonus column is the 40% target bonus expected to be paid in fully-vested RSUs.

(5)	Applying the formula to determine payouts under the 2018 Management Bonus Plan (the Plan) would have resulted in a payout of 40% of the total target amount. Amounts reflecting this Plan achievement portion are included in the non-equity incentive plan compensation column. However, the Compensation Committee acknowledged that, despite Limelight’s performance against the Plan, there was significant progress made in 2018 by Limelight toward its long-term operational and financial goals. Also, in 2018, Limelight achieved company records in full year revenue, gross margin, non-GAAP earnings, adjusted EBITDA, and net promoter score, while ending the year with more cash, cash equivalents, and marketable securities than it began the year with. The Committee also acknowledged challenging market conditions and recent performance of Limelight's stock, and determined that it was in the best interests of Limelight and the stockholders for the committee to exercise discretion within its authority in awarding bonus payouts and set the payout to all Plan participants at 100% of target. Payouts would consist of 50% of the target bonus paid in cash and 50% of the target bonus paid in fully-vested RSUs. Participants included Limelight’s NEOs. Amounts in the bonus column for 2018 reflect the difference between 100% of target bonus actually paid out and the amount paid out using the Plan formula (40%). Within the amounts in the bonus column is the 50% target bonus paid in fully-vested RSUs.

(6)	In July 2020, Mr. Boncel assumed the role of CFO, and Mr. Malhotra assumed the role of Chief Strategy Officer until his departure in 2021.

(7)	Ms. Cross commenced employment with us in June 2020 and her base salary and incentive compensation were pro-rated accordingly.

Limelight Networks Proxy Statement

Grants of Plan-Based Awards in 2020
The following table provides information regarding grants of plan based awards to each of our NEOs during the fiscal year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)(1)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Robert Lento	02/06/20	0	480,000	1,200,000	—	—	—	—
	11/09/20	—	—	—	205,660	—	—	808,244
	11/09/20	—	—	—		409,120	3.93	888,017
Sajid Malhotra	02/06/20	0	274,000	685,000	—	—	—	—
Daniel Boncel	02/06/20	0	92,500	231,250	—	—	—	—
	03/02/20	—	—	—	11,759	—	—	58,795
	03/02/20	—	—	—	—	17,639	5.00	44,999
	07/24/20	—	—	—	3,215	—	—	19,997
	07/24/20	—	—	—	—	3,215	6.22	10,650
	11/09/20	—	—	—	63,930	—	—	251,245
	11/09/20	—	—	—	—	127,170	3.93	276,029
Thomas Marth	02/06/20	0	248,000	620,000	—	—	—	—
	11/09/20	—	—	—	63,930	—	—	251,245
	11/09/20	—	—	—	—	127,170	3.93	276,029
Michael DiSanto	02/06/20	0	197,000	492,500	—	—	—	—
	11/09/20	—	—	—	49,170	—	—	193,238
	11/09/20	—	—	—	—	97,820	3.93	212,324
Christine Cross	05/12/20	0	87,500	218,750	—	—	—	—
	06/01/20	—	—	—	72,721	—	—	370,877
	06/01/20	—	—	—	—	72,721	5.10	194,742
	11/09/20	—	—	—	63,930	—	—	251,245
	11/09/20	—	—	—	—	127,170	3.93	276,029

(1)
Amounts represent participation in the 2020 Management Bonus Plan, under which there were no threshold amounts. Following the end of the year, the Compensation Committee determined that performance under the Plan equated to 85% of target achievement, except for Ms. Cross, whose 2020 incentive bonus, prorated from June 1, 2020 through the end of the year, was guaranteed. See the Summary Compensation Table for actual amounts earned.

(2)
These amounts represent the aggregate grant date fair value for Option Awards and Stock Awards, each computed in accordance with ASC Topic 718, as the case may be excluding the effect of estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts are included in Note 14 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within our Annual Report on Form 10-K for fiscal year 2020. These amounts do not represent the actual amounts paid to or realized by the NEOs during the fiscal year.

Limelight Networks Proxy Statement

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table presents certain information concerning the outstanding option and RSU awards held as of December 31, 2020, by each NEO. Unless otherwise indicated, the outstanding equity awards listed in the table below were subject to the accelerated vesting provisions in each of the NEO's employment agreements described in the "Employment Agreements," and "Severance and Change of Control Benefits" sections. Each of the equity awards in this table was granted pursuant to the Amended and Restated 2007 Equity Incentive Plan. The Market Values below are based on the reported closing market price of our common stock on Nasdaq as of December 31, 2020 ($3.99 per share).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#): Exercisable	Number of Securities Underlying Unexercised Options(#): Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)		(g)		(h)
Robert Lento	83,332	0	1.78	11/13/22	(1)	—		—
	2,000,000	0	2.26	2/22/23	(1)	—		—
	359,000	0	2.69	11/13/24	(1)	—		—
	714,286	0	2.15	11/5/25	(1)	—		—
	1,117,000	0	2.39	11/16/26	(1)	—		—
	482,630	0	5.45	11/6/27	(1)	—		—
	446,618	226,001	3.42	11/21/28	(2)	100,076	(3)	399,303
	170,569	349,461	4.55	11/12/29	(4)	174,197	(5)	695,046
	0	409,120	3.93	11/9/30	(6)	205,660	(7)	820,583
Sajid Malhotra	200,000	0	2.04	5/9/24	(1)	—		—
	102,000	0	2.69	11/13/24	(1)	—		—
	202,381	0	2.15	11/5/25	(1)	—		—
	57,937	0	1.66	12/1/25	(1)	—		—
	200,000	0	1.75	4/29/26	(1)	—		—
	392,000	0	2.39	11/16/26	(1)	—		—
	213,560	0	5.45	11/6/27	(1)	—		—
	197,618	100,001	3.42	11/21/28	(2)	44,282	(3)	176,685
	65,252	133,688	4.55	11/12/29	(4)	66,640	(5)	265,894
Dan Boncel	45,000	0	2.50	6/11/23	(1)
	63,750	0	2.12	3/3/24	(1)
	48,000	0	3.39	3/3/25	(1)
	45,000	0	1.53	3/1/26	(1)
	42,000	0	2.27	3/1/27	(1)
	23,049	2,115	3.97	3/1/28	(8)	1,398	(9)	5,578
	19,842	14,369	2.93	3/1/29	(10)	9,500	(11)	37,905
	0	17,639	5.00	3/2/30	(12)	11,759	(13)	46,918
	0	3,215	6.22	7/24/30	(14)	3,215	(15)	12,828
	0	127,170	3.93	11/9/30	(6)	63,930	(7)	255,081

Limelight Networks Proxy Statement

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#): Exercisable	Number of Securities Underlying Unexercised Options(#): Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)		(g)		(h)
Thomas Marth	—	—	—	—		150,000	(16)	598,500
	68,940	108,334	3.11	2/1/29	(17)	—		—
	50,184	102,816	4.55	11/12/29	(4)	51,253	(5)	204,499
	0	127,170	3.93	11/9/30	(6)	63,930	(7)	255,081
Michael DiSanto	240,636	0	3.95	5/5/25	(1)	—		—
	214,286	0	2.15	11/5/25	(1)	—		—
	170,850	0	5.45	11/6/27	(1)	—		—
	40,000	80,001	3.42	11/21/28	(2)	35,426	(3)	141,350
	48,940	100,270	4.55	11/12/29	(4)	49,980	(5)	199,420
	0	97,820	3.93	11/9/30	(6)	49,170	(7)	196,188
Christine Cross	0	72,721	5.10	6/1/30	(18)	72,721	(19)	290,157
	0	127,170	3.93	11/9/30	(6)	63,930	(7)	255,081

(1)	Fully vested stock option grant.

(2)
1/3rd of the shares subject to the stock option vested on December 1, 2019, 1/36th of the shares subject to the stock option vested on January 1, 2020, and will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(3)
1/3rd of the RSUs vested on December 1, 2019, 1/12th of the RSUs vested on March 1, 2020, and an additional 1/12th will vest on the first day of each June, September, December, and March thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(4)
1/3rd of the shares subject to the stock option vested on December 1, 2020, 1/36th of the shares subject to the stock option vested on January 1, 2021, and will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(5)
1/3rd of the RSUs vested on December 1, 2020, 1/12th of the RSUs will vest on March 1, 2021, and an additional 1/12th will vest on the first day of each June, September, December, and March thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(6)
1/3rd of the shares subject to the stock option will vest on December 1, 2021, 1/36th of the shares subject to the stock option will vest on January 1, 2022, and will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(7)
1/3rd of the RSUs will vest on December 1, 2021, 1/12th of the RSUs will vest on March 1, 2022, and an additional 1/12th will vest on the first day of each June, September, December, and March thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(8)
1/3rd of the shares subject to the stock option vested on March 1, 2019, 1/36th of the shares subject to the stock option vested on April 1, 2019, and will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(9)
1/3rd of the RSUs vested on March 1, 2019, 1/12th of the RSUs vested on June 1, 2019, and an additional 1/12th will vest on the first day of each September, December, March, and June thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(10)
1/3rd of the shares subject to the stock option vested on March 1, 2020, 1/36th of the shares subject to the stock option vested on April 1, 2020, and will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(11)
1/3rd of the RSUs vested on March 1, 2020, and 1/12th of the RSUs vested on June 1, 2020, and an additional 1/12th will vest on the first day of each September, December, March, and June thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(12)
1/3rd of the shares subject to the stock option will vest on March 1, 2021, 1/36th of the shares subject to the stock option vested on April 1, 2021, and will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(13)
1/3rd of the RSUs will vest on March 1, 2021, 1/12th of the RSUs will vest on June 1, 2021, and an additional 1/12th will vest on the first day of each September, December, March, and June thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(14)
1/3rd of the shares subject to the stock option will vest on July 24, 2021, 1/36th of the shares subject to the stock option will vest on August 24, 2021, and will vest on the 24th day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(15)
1/3rd of the RSUs will vest on September 1, 2021, 1/12th of the RSUs will vest on December 1, 2021, and an additional 1/12th will vest on the first day of each March, June, September, and December thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(16)
1/4th of the RSUs vested on March 1, 2020, and 1/4th of the RSUs will vest on the annual anniversary of the first vesting date thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(17)
1/4th of the shares subject to the stock option vested on February 1, 2020, and 1/36th of the shares subject to the stock option vested on March 1, 2020, and will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(18)
1/3rd of the shares subject to the stock option will vest on June 1, 2021, 1/36th of the shares subject to the stock option will vest on July 1, 2021, and will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(19)
1/4th of the RSUs will vest on June 1, 2021, and 1/4th of the RSUs will vest on the annual anniversary of the first vesting date thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

Option Exercises and Stock Vested in Last Fiscal Year
The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our NEOs during the fiscal year ended December 31, 2020, including the value of gains on exercise and the value of the stock awards.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Robert Lento	166,668	$605,358	308,870	$1,533,816
Sajid Malhotra	—	—	134,767	675,935
Daniel Boncel	—	—	28,430	150,238
Thomas Marth	22,726	90,222	94,714	477,035
Michael DiSanto	532,458	2,371,889	104,538	523,928
Christine Cross	—	—	—	—

(1)	The aggregate dollar amount realized upon exercise is computed by multiplying the number of shares at exercise by the difference between the market price of common stock on the date of exercise and the exercise price of the options.

(2)	The aggregate dollar amount realized upon vesting is computed by multiplying the number of shares vested by the closing stock price on the vesting date.
Pension Benefits
None of our NEOs participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our NEOs participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Limelight Networks Proxy Statement

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for fiscal 2020 about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Lento.
•the annual total compensation of our median employees was $100,469;
•the annual total compensation of our CEO was $2,634,361 as reflected in the Summary Compensation Table above; and
•our estimate of the ratio of our CEO's annual total compensation to our median's annual total compensation was 26 to 1.
As permitted by SEC rules, we selected the individual who represented our median employee, by reviewing annual base salary, commissions, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards granted during 2020), perquisites, company contributions to defined contribution plans, and insurance premiums paid by us for all 617 individuals worldwide who were employed by us on December 31, 2020 (whether employed on a full-time, part-time, seasonal, or temporary basis). For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars and did not make any cost-of-living adjustments to such compensation. We did not annualize total direct compensation for employees employed by us for less than the full fiscal year.
Once we selected the individual who represented the median employee, we then calculated the annual total compensation for this employee using the same methodology we used for our NEOs in our 2020 Summary Compensation Table to yield the median annual total compensation disclosed above.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act requires our executives, directors, and 10% stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that no other reports were required during the fiscal year ended December 31, 2020, we believe that all our executives, directors, and 10% stockholders complied with the applicable filing requirements, with the exception of a Form 4 filed on August 20, 2020, on behalf of Robert Lento. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to us and the written representations of our directors, executives, and 10% stockholders.

Limelight Networks Proxy Statement

PROPOSALS
PROPOSAL ONE: ELECTION OF DIRECTORS
We have a classified Board. Our Board currently consists of three Class I directors, two Class II directors, and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.
Changes in Composition of the Board of Directors
The Board is presently composed of eight members, seven of whom are independent directors. In 2021, Robert Lento retired from his roles as CEO and director. Concurrent with Mr. Lento's retirement, the Board appointed our new CEO, Bob Lyons, to fill this vacancy, and Mr. Lyons accepted this appointment and agreed to serve until his successor is elected and qualified or until his earlier resignation or removal. Mr. Lyons became a Class III Board member, with the initial term of Mr. Lyons’s appointment expiring at our annual meeting in 2022.
Nominees
The Nominating and Governance Committee selected Doug Bewsher and Marc DeBevoise as nominees for election to Class II of the Board at the Annual Meeting. Messrs. Bewsher and DeBevoise are current directors. Mr. Bewsher was previously elected by the stockholders at the 2018 annual meeting and Mr. DeBevoise's appointment began in November 2018. If elected, Messrs. Bewsher and DeBevoise will each serve as a director until our annual meeting in 2024, until their respective successors are elected and qualified, or their earlier resignation or removal.
Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” Messrs. Bewsher and DeBevoise. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.
Vote Required
If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the election of directors.
Each director in an uncontested election will be elected by the vote of the majority of the votes cast with respect to the nominee. For these purposes, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election, directors will be elected under a plurality standard.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DOUG BEWSHER AND MARC DEBEVOISE TO THE BOARD OF DIRECTORS.

Limelight Networks Proxy Statement

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board has selected Ernst & Young LLP (EY) to audit our consolidated financial statements for the fiscal year ending December 31, 2021. The Board's decision to appoint EY was based on the recommendation of the Audit Committee. Before making its recommendation to the Board, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with EY in all of these respects.
Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board believes that such a change would be in the best interests of Limelight and its stockholders. If the stockholders do not ratify the appointment of EY, the Board of Directors may reconsider its selection.
EY has been engaged as our independent registered public accounting firm since fiscal year 2006. The Board expects that representatives of EY will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Principal Accountant Fees and Services
The following table presents the fees paid or accrued by Limelight for the audit and other services provided by EY for the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees (1)	$855,000	$786,500
Audit-Related Fees	—	—
Tax Fees	85,663	49,440
All Other Fees (2)	351,980	3,600
Total Fees	$1,292,643	$839,540

(1)	Includes fees associated with the audit of our annual financial statements and internal control over financial reporting included in our Annual Report on Form 10-K and the reviews of financial statements included in our quarterly reports on Form 10-Q. This category also includes consultations on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, services rendered to review our SEC filings, including consents and comment letters, and/or certain other one-time procedures.
(2)	For 2020, "All Other Fees" include services in connection with our senior convertible notes offering and a fee for access to an accounting and reporting research tool. For 2019, "All Other Fees" include a fee for access to an accounting and reporting research tool.
     Audit Committee Pre-Approval Policy
Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires changes from the initial proposal, the modified proposal is presented to the Committee for pre-approval. The requests for pre-approvals are presented to the Committee at the time of the Committee’s regularly scheduled meetings, or on an as-needed basis. The Committee has delegated to the Chair of the Committee the authority to pre-approve audit related and non-audit related services to be performed by our independent registered public accounting firm and associated fees on an as-needed basis. Such pre-approvals are reported to the full Committee at its next regularly scheduled meeting. Subsequent to our IPO in 2007, the Committee has pre-approved 100% of audit related and non-audit related services by Limelight’s independent registered public accounting firm.

Limelight Networks Proxy Statement

The Committee has determined the rendering of other professional services for tax compliance and tax advice by EY is compatible with maintaining their independence.
Vote Required
If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of EY as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of EY as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LIMELIGHT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Other Matters
We know of no other matters to be submitted for the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend.

Limelight Networks Proxy Statement

OTHER INFORMATION
AUDIT COMMITTEE REPORT
The following report of the Audit Committee of the Board shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for Nasdaq. The Committee acts pursuant to a written charter that has been adopted by the Board. The charter is available on the Limelight website at https://investors.limelight.com.
On behalf of the Board, the Audit Committee oversees our financial reporting process and our internal controls over financial reporting, areas for which management has responsibility. EY, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion as to the conformity of the consolidated financial statements with U.S. GAAP and for issuing an opinion on the effectiveness of Limelight’s internal controls over financial reporting.
In fulfilling its oversight responsibilities, the Committee has reviewed and discussed with management and EY our audited consolidated financial statements for the fiscal year ended December 31, 2020, matters relating to our internal controls over financial reporting, and the processes that support the certifications of the financial statements by Limelight’s CEO and CFO. The Committee also discussed with EY the scope and plan for the annual audit. In addition, the Committee discussed with EY the matters required to be discussed by Auditing Standard No. 1301 “Communication with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB) and the matters required to be discussed by the SEC. The Committee also has received the written disclosures and the letter from EY as required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and the Committee has discussed with EY their independence from Limelight and management.
Based on our review of the matters noted above and our discussions with EY and our management, we recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K and our Annual Report to our stockholders for the year ended December 31, 2020. We also selected EY as Limelight’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Board is recommending that the stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by:

Walter D. Amaral, Chairman
Jeffrey T. Fisher
David C. Peterschmidt

Limelight Networks Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following tables set forth information about the beneficial ownership of our common stock on March 31, 2021, by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2021, and common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2021, ignoring the withholding of shares of common stock to cover applicable taxes, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Percentage of ownership is based on 125,248,058 shares of our common stock outstanding on March 31, 2021. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Limelight Networks, Inc., 1465 North Scottsdale Road, Suite 400, Scottsdale, AZ 85257.

	Shares Beneficially Owned
Beneficial Owner	Number		Percent
BlackRock, Inc.	10,071,851	(1)	8.2%
The Vanguard Group	6,471,122	(2)	5.3%
Robert Lento	6,991,998	(3)	5.6%
Sajid Malhotra	2,718,958	(4)	2.2%
Daniel Boncel	491,616	(5)	*
Michael DiSanto	1,469,192	(6)	1.2%
Thomas Marth	272,607	(7)	*
Christine Cross	—		*
Walt Amaral	246,783	(8)	*
Jeffrey T. Fisher	278,818	(9)	*
David Peterschmidt	53,688	(10)	*
Doug Bewsher	83,877	(11)	*
Scott Genereux	106,650	(12)	*
Marc DeBevoise	60,933	(13)	*
Patricia Parra Hadden	39,159	(14)	*
Robert Lyons	—		*
All directors and executive officers as a group (14 persons)	12,814,279	(15)	10.2%

Limelight Networks Proxy Statement

(1)	This information is based on a Schedule 13G/A filed with the SEC on January 29, 2021, on behalf of BlackRock, Inc. BlackRock, Inc. reports its address as 55 East 52nd Street, New York, New York 10055.

(2)	This information is based on a Schedule 13G filed with the SEC on February 8, 2021, on behalf of The Vanguard Group. The Vanguard Group reports its address as 100 Vanguard Blvd., Malvern, PA 19355.

(3)
This information is based on our records through February 1, 2021. Includes 1,493,258 shares of common stock held by Robert Lento. Also includes 5,498,740 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2021.

(4)	This information is based on our records through March 31, 2021. Includes 1,018,692 shares of common stock held by Sajid Malhotra. Also includes 1,700,266 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2021.

(5)	Includes 191,299 shares of common stock held by Daniel Boncel. Also includes 300,317 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2021.

(6)	Includes 700,257 shares of common stock held by Michael DiSanto. Also includes 768,935 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2021.

(7)	This information is based on our records through April 2, 2021. Includes 119,680 shares of common stock held by Thomas Marth. Also includes 152,927 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2021.

(9)	Includes 246,783 shares of common stock held by Walt Amaral.

(10)	Includes 278,818 shares of common stock held by Jeffrey T. Fisher.

(11)	Includes 30,601 shares of common stock held by David Peterschmidt. Also includes 23,087 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2021.

(12)	Includes 83,877 shares of common stock held by Doug Bewsher.

(13)	Includes 106,650 shares of common stock held by Scott Genereux.

(14)	Includes 60,933 shares of common stock held by Marc DeBevoise.

(15)	Includes 39,159 shares of common stock held by Patricia Hadden.

(16)	Includes an aggregate of 8,444,272 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2021.

Limelight Networks Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
We currently maintain two equity-based compensation plans that have been approved by our stockholders: the Amended and Restated 2007 Equity Incentive Plan, which was approved by our stockholders in 2007, and again in 2016, and the ESPP, which was approved by our stockholders in 2013 and again in 2019. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($/share) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (#) (3)
Equity compensation plans approved by security holders	15,594,693	$3.23	13,121,592
Equity compensation plans not approved by security holders	0	0	0
Total	15,594,693	$3.23	13,121,592

(1)	Includes outstanding stock options for 15,594,693 shares of our common stock under the Amended and Restated 2007 Equity Incentive Plan.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price, or purchase rights accruing under the ESPP because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 5,000 shares. There are no warrants or other rights outstanding.

(3)	Includes 9,436,781 shares available for issuance under the Equity Incentive Plan. The Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (ii) 4,500,000 shares; or (iii) such other amount as our Board of Directors may determine. On January 1, 2021, the number of shares reserved for issuance under the Equity Incentive Plan increased by 4,500,000 shares. The data presented in this table was calculated as of December 31, 2020, and does not reflect the January 1, 2021 increase.
This also includes 3,684,811 shares reserved for issuance under the ESPP (which number includes shares subject to purchase during the current purchase period, which commenced on November 16, 2020, and the exact number of which will not be known until the end of the purchase period on May 15, 2021).

Limelight Networks Proxy Statement

GENERAL INFORMATION
2021 Annual Meeting of Stockholders and Proxy Statement

Date:	Thursday, June 3, 2021
Time:	9:00 a.m. local time
Place:	Limelight Networks Global Headquarters
1465 North Scottsdale Road, Suite 400
Scottsdale, Arizona 85257
Matters to be voted on:

1.	Election of Doug Bewsher and Marc DeBevoise as Class II directors.

2.	Ratification of Ernst & Young LLP as independent registered public accounting firm.

3.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Record Date
Close of business on April 9, 2021.
Attending the Annual Meeting
You may also choose to attend the meeting and vote your shares in person, unless we take the step to hold the meeting remotely as part of our precautions regarding the COVID-19 outbreak. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.
Annual Meeting Materials
A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2020 and how to vote was mailed on or about Friday, April 23, 2021, to all stockholders entitled to vote at the meeting.
Proxy Materials are Available on the Internet
We have furnished these proxy solicitation materials, including this proxy statement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, available on the Internet. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report online at www.proxyvote.com, and how to vote your shares, was mailed on or about Friday, April 23, 2021, to all stockholders entitled to vote at the meeting. Our proxy materials are also available at http://www.limelight.com/annual-meeting-21/. Our telephone number is (602) 850-5000.
We believe that this method will expedite your receipt of proxy materials, help reduce the environmental impact of our annual meeting, and reduce our printing and mailing costs.
Householding
We are sending only one copy of our annual report and proxy statement to stockholders who share the same address unless they have notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources.
If you received only one mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of receiving only one mailing for future mailings, please submit your request to our Corporate Secretary, Limelight Networks, 1465 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85257. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Limelight Networks Proxy Statement

Cost of this Proxy Solicitation
We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers, and employees may solicit proxies in person or by the Internet, telephone, or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.
Who May Vote
You may vote if our records show that you own shares of Limelight as of April 9, 2021. As of the close of business on March 31, 2021, we had a total of 125,248,058 shares of common stock issued and outstanding, which were held of record by approximately 231 stockholders. As of March 31, 2021, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.
Voting Your Proxy
If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker, or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.
If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock in one of the following ways:

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.proxyvote.com and is also printed on the Notice and proxy card. Internet voting is available 24 hours per day until 11:59 p.m., EDT, on June 2, 2021. You will receive a series of instructions that will allow you to vote your shares.

Vote by Telephone. You may vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., EDT, on June 2, 2021. You will receive a series of voice instructions that will allow you to vote your shares.

Vote by Mail. You may vote by mail. Please mark, sign, and date your proxy card and return it promptly in the postage-paid envelope provided with your printed materials so that it is received no later than June 2, 2021. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

IF YOU VOTE VIA THE INTERNET OR BY TELEPHONE, PLEASE HAVE YOUR NOTICE AND PROXY CARDS IN HAND. YOU WILL BE REQUIRED TO PROVIDE THE UNIQUE CONTROL NUMBER PRINTED ON YOUR PROXY CARD IN ORDER TO VOTE. YOU WILL BE GIVEN THE OPPORTUNITY TO CONFIRM THAT YOUR INSTRUCTIONS HAVE BEEN PROPERLY RECORDED. YOU WILL NOT NEED TO RETURN YOUR PROXY CARD.
Changing Your Vote
To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker, or other nominee, you must follow the instructions provided by the bank, broker, or nominee.
How Votes are Counted
The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Limelight Networks Proxy Statement

Abstentions and Broker Non-Votes
Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker, or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a broker non-vote) unless you have given voting instructions to the bank, broker, or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.
Matters to be Presented
We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.
Deadlines for Receipt of Stockholder Proposals and Nominations
Stockholders may present proposals for action or candidate for nomination at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals and nominations that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2022 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 24, 2021 to be considered for inclusion.
If a stockholder intends to submit a proposal or nomination for director for our 2022 Annual Meeting of Stockholders that is not to be included in Limelight’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Limelight’s bylaws no later than December 24, 2021. Limelight’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Limelight Networks, Inc., 1465 North Scottsdale Road, Suite 400, Scottsdale, AZ 85257, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and through our website at https://investors.limelight.com.

By order of the Board of Directors,

James R. Todd
Vice President of Legal & Assistant Secretary
April 23, 2021

Limelight Networks Proxy Statement

*LIMELIGHT NETWORKS, INC.*
*ATTN: CORPORATE SECRETARY*
*1465 N. SCOTTSDALE ROAD, SUITE 400*
*SCOTTSDALE, AZ 85257*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51319-P50763

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**LIMELIGHT NETWORK INC.**

**The Board of Directors recommends you vote FOR the following proposals:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Doug Bewsher | ☐ | ☐ | ☐ |
| 1b. Marc DeBevoise | ☐ | ☐ | ☐ |
| 2. Ratification of Ernst & Young LLP as independent registered public accounting firm. | ☐ | ☐ | ☐ |

**NOTE:** The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

For address changes, please send via e-mail to: IR@llnw.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

Limelight Networks Proxy Statement

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D51320-P50763

## LIMELIGHT NETWORKS, INC.
## Annual Meeting of Shareholders
## June 3, 2021 9:00 AM MST
## This proxy is solicited by the Board of Directors

The enclosed Proxy is solicited on behalf of the Board of Directors of Limelight Networks, Inc. ("Limelight"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 3, 2021, at 9:00 a.m. MST (the "Annual Meeting"), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Limelight Networks Global Headquarters, located at 1465 N. Scottsdale Road, Suite 400, Scottsdale, AZ 85257. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2020, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2020 and how to vote was mailed on April 23, 2021, to all stockholders entitled to vote at the meeting. Our principal executive office is located at 1465 N. Scottsdale Road, Suite 400, Scottsdale, AZ 85257. Our telephone number is (602) 850-5000.

**Continued and to be signed on reverse side**

Limelight NETWORKS

© 2021 Limelight Networks, Inc.